Exhibit 4.15

MASTER PURCHASE AGREEMENT

among

AAPC Singapore Pte. Ltd.,

AAPC Hong Kong Limited,

and

China Lodging Group, Limited

Dated as of December 14, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Certain Defined Terms	1
Section 1.02	Definitions	15
Section 1.03	Interpretation and Rules of Construction	16

ARTICLE II

PURCHASE AND SALE

Section 2.01	Purchase and Sale of the Target Shares	17
Section 2.02	Purchase Consideration	18
Section 2.03	Closing	18
Section 2.04	Closing Deliveries by the Seller	19
Section 2.05	Withholding	20
Section 2.06	Closing Deliveries by the Purchaser	20
Section 2.07	Post-Closing Adjustment of Purchase Consideration	20
Section 2.08	Interest on Payments	22
Section 2.09	Hong Kong Stamp Duty Filing and Related Procedures	22
Section 3.27	Purchaser Parent Due Diligence	41
Section 3.28	No Other Representations or Warranties	41

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER PARENT

Section 4.01	Organization and Authority of Purchaser Parent	42
Section 4.02	No Conflict	42
Section 4.03	Governmental Consents and Approvals	43
Section 4.04	Litigation	43
Section 4.05	No Other Representations or Warranties	43

ARTICLE V

STRATEGIC COOPERATION

Section 5.01	Arrangement with respect to Third Party Hotel Agreements and Company Leased Real Property	43
Section 5.02	Interim Management Agreement	45
Section 5.03	Transaction Documents, Transition and Support Services, Access to Relevant Personnel, Etc.	45

1

2

SCHEDULES

SCHEDULE 1: Details of Hotels under Seller Brands

3

SCHEDULE 2: Real Property

SCHEDULE 3: Transferred Subsidiaries

SCHEDULE 4: Pre-Closing Restructuring

SCHEDULE 5: Pre-Closing Restructuring Approvals

SCHEDULE 6: Disclosure Schedule

SCHEDULE 7: Renovation and Refurbishment of certain Ibis hotels

SCHEDULE 8: Retained Hotels

SCHEDULE 9: Requisite Permits

EXHIBITS

EXHIBIT A: NewCo2 Shareholders Agreement

EXHIBIT B: Retained Hotels Management Agreement

EXHIBIT C: Form of Release and Discharge

EXHIBIT D: Form of Unwind Agreement

EXHIBIT E: Voting and ROFR Agreement

EXHIBIT F: Brand Franchise Agreements

EXHIBIT G: MEB Master Brand Agreement

EXHIBIT H: Registration Rights Agreement

EXHIBIT I: Interim Management Agreement

EXHIBIT J: Terms of Loyalty and Collaboration Agreement

EXHIBIT K: Pro Forma Statement

4

EXHIBIT L: Loan Schedule

EXHIBIT M: LUB Brand Use Fees

5

MASTER PURCHASE AGREEMENT, dated as of December 14, 2014, among AAPC Hong Kong Limited, a limited company organized under the laws of Hong Kong with its registered office at Room 803, 8th Floor, AXA Centre, 151 Gloucester Road, Wan Chai, Hong Kong (the “Seller”), AAPC Singapore Pte. Ltd., a company incorporated under the laws of Singapore with its registered office at 250 North Bridge Road, Level 31 Raffles City Tower, Singapore 179101  (“Accor Guarantor”), and China Lodging Group, Limited, a company incorporated under the laws of Cayman Islands and having its registered office at the office of Offshore Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (“Purchaser Parent”).

WHEREAS, the Seller and its Subsidiaries are engaged in the business of owning, leasing, franchising, operating and managing hotels and hotel chains under the Seller Brands in both (a) the Midscale and Economy Market and (b) the Luxury and Upscale Market, in the PRC, Mongolia, Hong Kong, Macau and Taiwan.

WHEREAS, the parties intend to effect the Pre-Closing Restructuring prior to the Closing;

WHEREAS, after giving effect to the Pre-Closing Restructuring and immediately prior to the Closing, (a) the Seller will own all of the issued and outstanding shares of each of Ibis China Investment, NewCo1 and NewCo2 (each a “Company” and collectively, the “Companies”); (b) Ibis China Investment will, among other things, directly or indirectly through its Subsidiaries, own all of the Company Owned Real Property; (c) NewCo1 will, among other things, directly or indirectly through its Subsidiaries, hold (i) all of the leasehold interests with respect to all of the Company Leased Real Property, (ii) all of the MEB Management Contracts, and (iii) all of the MEB Franchise Agreements; and (d) NewCo2 will, among other things, directly or indirectly through its Subsidiaries, hold all of the LUB Management Contracts and all LUB License Agreements;

WHEREAS, the Seller wishes to sell or procure the issue to the Purchaser or cause its Subsidiaries to issue to the Purchaser, and Purchaser Parent wishes to procure the purchase by the Purchaser from the Seller or any of its Subsidiaries, the Target Shares upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the terms hereof, Accor Guarantor wishes to procure that the Seller comply with its obligations under, and guarantee the financial obligations of the Seller, under this Agreement, and Purchaser Parent wishes to procure that the Purchaser comply with its obligations under, and guarantee the financial obligations of the Purchaser under, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Certain Defined Terms.  For purposes of this Agreement:

“Acquired Business” means (i) the MEB Business, and (ii) the ICI Business.

“Acquired Business Employee” means each of the employees of any member of the Target Group.

“Action” means any claim, complaint, litigation, hearing, audit, action, suit, arbitration, inquiry, proceeding (whether civil, criminal or administrative) or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Share Purchase Agreement between the parties hereto (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.07.

“Anti-Monopoly Law” means the Anti-Monopoly Law of the PRC (and such other applicable Laws of the PRC relating to competition control in mergers, acquisitions or business combinations) and the rules and regulations promulgated thereunder as in effect from time to time.

“Assets” means the MEB Assets and the LUB Assets.

“Balance Sheet Date” means December 31, 2013.

“Big Four Accounting Firm” means each of PricewaterhouseCoopers, Ernst & Young, Deloitte Touche Tohmatsu and KPMG.

“Brand Franchise Agreement” means each of the LUB Brand Franchise Agreements and the MEB Brand Franchise Agreements.

“Business” means the LUB Business, the MEB Business and the ICI Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Hong Kong or Shanghai.

“Circular 698” means Circular 698 issued by the PRC State Administration of Taxation on December 10, 2009, titled “Notice on Strengthening the Administration of Enterprise Income Tax on Income Derived from Equity Transfer Made by Non-Resident Enterprise” (关于加强非居民企业股权转让所得企业所得税管理的通知), effective as of January 1, 2008, and any PRC Laws in force from time to time that operate to restate, amend or repeal any of the aforesaid regulation or any part thereof.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Date” means the date of the Closing.

“Closing Documents” means:

(a)                                 the Registration Rights Agreement;

(b)                                 the Voting and ROFR Agreement;

(c)                                  each Master Brand Agreement;

(d)                                 each Brand Franchise Agreement;

(e)                                  the NewCo2 Articles;

(f)                                   the NewCo2 Shareholders Agreement;

(g)                                  the NewCo2 Subscription Agreement;

(h)                                 each Retained Hotel Management Agreement;

(i)                                     the Loyalty and Collaboration Agreement;

(j)                                    the Transition and Support Services Agreement; and

(k)                                 the Unwind Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company IP Agreement” means any agreement pursuant to which any Licensed Intellectual Property  has been granted to the Seller or any of its Subsidiaries by any third party.

“Company Leased Real Property” means the real property, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, set forth in Part A of Schedule 2.

“Company Owned Real Property” means the real property, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, set forth in Part B of Schedule 2.

“Competition Clearance” means approvals and consents granted by the Ministry of Commerce of the PRC pursuant to the Anti-Monopoly Law, with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means sales, use, value added, goods and services, transfer, stamp, stock transfer, real property transfer and similar taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Authority in respect of the transaction contemplated under this Agreement.

“Deed of Undertaking” means the deed of undertaking dated on or about the date hereof between Purchaser Parent, the Purchaser Parties and the Seller.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Seller to Purchaser Parent in connection with this Agreement and attached hereto as Schedule 6.

“Disposal” means, in respect of any securities, property or other asset, any direct or indirect sale, assignment, transfer, distribution or other disposition thereof (including any effective economic disposition of any interest therein or by virtue of any issuance of equity securities of any Person holding such securities, property or other asset) or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security, whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing.

“Eminent Domain” means an exercise of the right of a government or a competent Governmental Authority to expropriate, seize, compulsorily acquire or take private property, whether for public use or otherwise.

“Employer Entity” means any member of the Target Group, which serves as employer of any Acquired Business Employee.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any related Permits.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or hazardous materials.

“Excluded Taxes” means (a) all Taxes imposed on or payable by any member of the Target Group for a Pre-Closing Period; (b) all Taxes imposed on any member of the Target Group, or for which a member of the Target Group may be liable, as a result of having been a member of any consolidated, combined, affiliated or unitary group on or prior to the Closing Date with respect to any Pre-Closing Period; (c) all Taxes of any other Person for which a member of the Target Group is liable by operation of law, as a transferee or successor, or pursuant to any contractual agreement entered into on or before the Closing Date with respect to any Pre-Closing Period; (d) any income, capital gain or other Taxes of any Seller or its Affiliates, including, but not limited to, any capital gains, income or other taxes for which the Seller is responsible under applicable Law as a result of transfer of the Target Shares or otherwise in connection with (i) the Pre-Closing Restructuring and (ii) the transactions contemplated by this Agreement (including any Taxes imposed under Circular 698 and any withholding taxes imposed on the Seller or any member of the Target Group); and (e) any Liabilities with respect to amounts described in clauses (a)-(d) above.

“Financial Cut-Off Date” means the later to occur of: (a) the date that is five Business Days following the date on which the Competition Clearance shall have been obtained, or the applicable waiting periods (and any extension thereof) under the Anti-Monopoly Law shall have expired or shall have been terminated and no investigation shall have been instituted thereunder, and (b) April 1, 2015.

“Founder” means Mr. Qi Ji, the Chairman of Purchaser Parent.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, ruling, decision, verdict, subpoena, consent, injunction or other similar determination or finding entered by or with any Governmental Authority.

“Hong Kong GAAP” means Hong Kong Generally Accepted Accounting Principles.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hotel Network” means each of the hotels opened for full operation or currently proposed to be opened, (a) which is owned or leased, as the case may be, and operated by the Seller or any of its Affiliates under a Seller LU Brand or Seller ME Brand, or (b) for which the Seller or any of its Affiliates has signed a binding agreement for the operation or management under a Seller LU Brand or Seller ME Brand by the Seller or its Affiliates, or for a license or franchise of a Seller LU Brand or Seller ME Brand with respect to such hotel, in the case of each of (a) and (b), in the Target Territories.

“Ibis Brand Franchise Agreement” means the brand franchise agreement in the form set out in Part A of Exhibit F, to be entered into by the Seller, Purchaser Parent and NewCo1.

“Ibis China Entities” means each of Ibis China Investment and each ICI Transferred Subsidiary.

“Ibis China Investment” means Ibis China Investment Ltd., a limited liability company organized under the laws of Hong Kong.

“ICI Business” means the business of owning the Company Owned Real Properties.

“ICI Transferred Subsidiary” means each of the Transferred Subsidiaries listed in the rows numbered 1 to 7 in the table of Transferred Subsidiaries set out in Schedule 3.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),(c) all obligations of such Person as lessee under leases that have been or should be, in accordance with Hong Kong GAAP or PRC GAAP, recorded as capital leases, (d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, or guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (IV) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 or the Purchaser pursuant to Section 9.03, as the case may be.

“Intellectual Property” means (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (c) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and

(d) confidential and proprietary information, including trade secrets, know-how and invention rights.

“Interim Management LUB Adjustment Amount” means an amount determined as follows:

0.80 × (A - B)

where:

A = an amount equal to the pro forma operating profit of the LUB Group Entities taken as a whole (as if the Pre-Closing Restructuring has been completed as of the Financial Cut-Off Date) for the  Interim Management Period, determined as of the Closing Date in accordance with the Pro Forma Statement, taking into account the transitional nature of the said period (to allow for the costs of the Shared Services and other transitional costs) in the manner agreed between the Parties, applying consistent principles, practices, methodologies, assumptions and policies as used in the preparation of the Pro Forma Statement (it being understood and agreed that the expense items set forth therein shall not include any charges made or payable to the Seller or any Seller Affiliate, other than the specific cost allocations agreed to by the Parties prior to the date hereof); and

B = an amount equal to the depreciation and amortization attributable to the LUB Business for the Interim Management Period, determined as of the Closing Date, applying consistent principles, practices, methodologies, assumptions and policies as used in the preparation of the Financial Statements.

“Interim Management MEB Adjustment Amount” means an amount determined as follows:

0.80 × (A - B)

where:

A = an amount equal to the aggregate pro forma operating profit of the MEB Group Entities taken as a whole (as if the Pre-Closing Restructuring has been completed as of the Financial Cut-Off Date) for the  Interim Management Period, determined as of the Closing Date in accordance with the Pro Forma Statement, taking into account the transitional nature of the said period (to allow for the costs of the Shared Services and other transitional costs) in the manner agreed between the Parties, applying consistent principles, practices, methodologies, assumptions and policies as used in the preparation of the Pro Forma Statement (it being understood and agreed that the expense items set forth therein shall not include any charges made or payable to the Seller or any Seller Affiliate, other than the specific cost allocations agreed to by the Parties prior to the date hereof); and

B = an amount equal to the depreciation and amortization and interest payment (as applicable as per the loan schedule set forth in Exhibit L hereto) attributable to the Acquired Business for the Interim Management Period, determined as of the Closing Date, applying consistent principles, practices, methodologies, assumptions and policies as used in the preparation of the Financial Statements.

“Interim Management Agreement” means the interim management agreement entered into between Purchaser Parent and the Seller on or about the date hereof.

“Interim Management Period” means the period commencing on the Financial Cut-Off Date and ending on the Closing Date.

“Key Personnel” means the current directors of the Seller, being Michael Issenberg, Kim Mooney, Paul Richardson, Chan Waichin and Raymond Tong.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy or interpretation of any Governmental Authority and including any Governmental Order.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or un-matured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means any Intellectual Property owned by the Seller Parent currently licensed to the Seller or its Subsidiaries with respect to the MEB Business and the LUB Business, and upon Closing to be licensed to Purchaser Parent pursuant to the Master Brand Agreements and the Brand Franchise Agreements.

“LUB Brand Franchise Agreements” means each brand franchise agreement referred to in Section 5.03(a)(vi).

“LUB Business” means the business of operating and managing, or licensing or franchising for operation and management, hotels and hotel chains within the Hotel Network under the Seller LU Brands in the Target Territories and the Seller ME Brands in Hong Kong and Macau.

“LUB Closing Adjustment Amount” means an amount (expressed as a positive, if positive, or as a negative, if negative) equal to (a) the LUB Closing Current Assets, minus (b) the LUB Closing Liabilities, minus (c) the Interim Management LUB Adjustment Amount, in each case, as shown on the final Closing Statement.

“LUB Closing Current Assets” means cash and short-term deposits, trade and other receivables, inventories and prepayments (excluding any deposits made to landlords and other long-term deposits) of the LUB Group Entities, each as determined as of the Closing Date pursuant to Hong Kong GAAP, applying consistent principles, practices, methodologies, assumptions and policies as used in preparation of the Financial Statements.

“LUB Closing Liabilities” means all Liabilities of the LUB Group Entities, including without limitation trade payables, advances received, accounts payable, and other payables, accrued expenses and provisions, Tax payable, amounts outstanding or accrued in respect of inter-company activity owed by any LUB Group Entity to the Seller or any Seller Affiliate, financial indebtedness and other Liabilities for borrowed money (together with accrued interest), and all other amounts, whether current, short-term or long-term, owed by any LUB Group Entity, each as determined as of the Closing Date pursuant to Hong Kong GAAP, applying consistent principles, practices, methodologies, assumptions and policies as used in preparation of the Financial Statements.

“LUB License Agreements” means the hotel license agreements and other similar agreements pursuant to which the Seller or any of its Affiliates grants a license to any Person in relation to the operation or management of any hotel or hotel chain business (a) under any Seller LU Brand in any of the Target Territories and (b) under any Seller ME Brand in Hong Kong and/or Macau.

“LUB Group Entities” means NewCo2 and its Subsidiaries (assuming the consummation of, or after giving effect to, the Pre-Closing Restructuring).

“LUB Management Contracts” means the hotel management contracts and other similar agreements entered into by the Seller or any of its Affiliates prior to the Closing, under or pursuant to which the Seller or its of Subsidiaries operates any hotels (a) under any Seller LU Brand in any of the Target Territories and (b) under any Seller ME Brand in Hong Kong and/or Macau.

“Luxury and Upscale Market” means the market for hotels positioned by branded hotel companies in the market segments designated as the Luxury, Upper Upscale and/or Upscale segments in the then latest STR Global Chain Scales.

“Macau” means the Macau Special Administrative Region of the PRC.

“Master Brand Agreement” means each of the LUB Master Brand Agreement  and MEB Master Brand Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is, or would reasonably be likely to be, individually or in the aggregate, together with all other events, occurrences, facts, conditions, changes or effects, materially adverse to (a) the business, financial condition, assets or results of operations of any MEB Group Entity, any LUB Group Entity, or the Business taken as a whole, or (b) the ability of Seller and its Affiliates to consummate the transactions contemplated hereby and by the Transaction Documents in accordance with the terms hereof and thereof on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly arising out of or attributable to:

(i)                                     general political or economic conditions, general financial and capital market conditions (including interest rates) or general conditions in any of the industries in which the Business is engaged, or, in each case, any changes in them (including as a result of (A) an outbreak or escalation of hostilities involving any country in the Target Territories or the declaration by any country in the Target Territories of a national emergency or war, or (B) the occurrence of any other calamity or crisis (including any act of terrorism) or natural disaster or any change in financial, political or economic conditions in any country in the Target Territories or elsewhere);

(ii)                                  changes in Law, Hong Kong GAAP or PRC GAAP or any authoritative interpretations thereof;

(iii)                               any action required by this Agreement or any action taken (or omitted to be taken) with the explicit, or written consent of or at the explicit, or written request of, Purchaser Parent;

(iv)                              any failure to meet Seller’s or any of its Affiliates’ internal forecasts for the Business (provided that this clause (iv) shall not be construed as providing that the circumstances or events giving rise to any such failure do not constitute or contribute to a Material Adverse Effect and, provided, further, that this clause (iv) shall not be construed as implying that Seller or any of its Affiliates is making any representation or warranty under this Agreement with regard to any internal forecasts for the Business); or

(v)                                 the announcement, disclosure or pendency of the sale of the Business, the execution of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or by any other Transaction Documents.

“MEB Brand Franchise Agreement” means the Ibis Brand Franchise Agreement, and each brand franchise agreement referred to in Section 5.03(a)(vi)(x)(i).

“MEB Business” means the business of operating and managing, or licensing or franchising for operation and management, hotels and hotel chains within the Hotel Network under the Seller ME Brands in the PRC, Mongolia and Taiwan, including without limitation the operation and management of the hotels located at the Company Owned Real Property and the Company Leased Real Property, but specifically excluding the ownership or leasing of any real property.

“MEB Closing Adjustment Amount” means an amount (expressed as a positive, if positive, or as a negative, if negative) equal to (a) the MEB Closing Current Assets, minus (b) the MEB Closing Liabilities, minus (c) the Interim Management MEB Adjustment Amount, in each case, as shown on the final Closing Statement.

“MEB Closing Current Assets” means cash and short-term deposits, trade and other receivables, inventories and prepayments (excluding any deposits made to landlords and other long-term deposits) of the MEB Group Entities, each as determined as of the Closing Date pursuant to Hong Kong GAAP, applying consistent principles, practices, methodologies, assumptions and policies as used in preparation of the Financial Statements.

“MEB Closing Liabilities” means all Liabilities of the MEB Group Entities, including without limitation trade payables, advances received, accounts payable, and other payables, accrued expenses and provisions, Tax payable, amounts outstanding or accrued in respect of inter-company activity owed by any MEB Group Entity to the Seller or any Seller

Affiliate, financial indebtedness and other Liabilities for borrowed money (together with accrued interest), and all other amounts, whether current, short-term or long-term, owed by any MEB Group Entity, each as determined as of the Closing Date pursuant to Hong Kong GAAP, applying consistent principles, practices, methodologies, assumptions and policies as used in preparation of the Financial Statements.

“MEB Franchise Agreements” means the hotel franchise agreements and other similar agreements entered into by the Seller or any of its Affiliates prior to the Closing, pursuant to which the Seller or any of its Affiliates grants a franchise to any Person in relation to the operation or management of any hotel or hotel chain business under any Seller ME Brand in the PRC, Taiwan and/or Mongolia.

“MEB Group Entities” means the NewCo1 Entities and the Ibis China Entities.

“MEB Management Contracts” means the hotel management contracts and other similar agreements entered into by the Seller or any of its Affiliates prior to the Closing, pursuant to which the Seller and its Subsidiaries operate any hotels under any Seller ME Brand in the PRC, Taiwan and/or Mongolia.

“MEB Master Brand Agreement” means the master brand agreement in the form set out in Exhibit G.

“Midscale and Economy Market” means the market for hotels positioned by branded hotel companies in the market segments designated as the Upper Midscale, Midscale and/or Economy segments in the then latest STR Global Chain Scales.

“NewCo1” means AAPC Greater China Limited, a limited liability company incorporated in Hong Kong with company number 2161347, and having its registered office at Room 803, 8/F AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong.

“NewCo1 Entities” means NewCo1 and each NewCo1 Transferred Subsidiary.

“NewCo1 PRC” means a limited liability company to be incorporated in the PRC as a wholly owned subsidiary of NewCo1.

“NewCo1 Transferred Subsidiary” means each of the Transferred Subsidiaries listed in the rows numbered 8 and 9 in the table of Transferred Subsidiaries set out in Schedule 3.

“NewCo2” means a limited liability company to be incorporated by the Seller under the laws of Hong Kong, for the sole purpose of consummating the Pre-Closing Restructuring in the manner contemplated by Schedule 4 hereto.

“NewCo2 Articles” the amendment to the NewCo2 Articles referred to in Section 5.03(a)(viii).

“NewCo2 PRC” means a company to be established in the PRC as a wholly owned subsidiary of NewCo2.

“NewCo2 Shareholders Agreement” means the shareholders agreement to be entered into among NewCo2, the Seller and the Purchaser, substantially in the form attached as Exhibit A hereto.

“NewCo2 Subscription Agreement” means a subscription agreement by and between NewCo2 and the Purchaser, in a form to be agreed.

“Non-Competition Agreement” means the non-competition agreement dated on or about the date hereof among Seller Parent, the Seller, Purchaser Parent and the Founder.

“Owned Intellectual Property” means Intellectual Property owned by the members of the Target Group.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Seller nor any of its Subsidiaries is otherwise subject to civil or criminal liability due to its existence:  (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with Hong Kong GAAP or PRC GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not in excess of $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements, and other customary defects to or encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes.

“Permits” means all permits, licenses, franchises, registrations, certificates, clearances, exemptions, variances, approvals, waivers and other authorizations obtained from or required by any Governmental Authority.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Period” means any taxable period (or portion thereof) beginning the day after the Closing Date.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Closing Restructuring” means the actions and transactions set forth in Schedule 4 hereto.

“Pre-Closing Restructuring Agreements” means the agreements entered into, whether prior to or after the date hereof, by the Seller and its Affiliates in connection with the Pre-Closing Restructuring.

“Pre-Closing Restructuring Approvals” means the approvals of the relevant PRC Governmental Authorities with respect to certain of the transactions contemplated by the Pre-Closing Restructuring, as set forth in Schedule 5 hereto.

“Pro Forma Statement” means the sample pro forma statement of income of the Target Group attached as Exhibit K hereto.

“Purchaser Party” means each of the Founder, Sherman Holdings Limited, Serangoon Limited, Seletar Limited, Credit Suisse Trust Limited and Winner Crown Holdings Limited.

“Registration Rights Agreement” means the registration rights agreement substantially in the form set forth in Exhibit H hereto.

“Requisite Permits” means, in respect each Transferred Subsidiary, the Permits set forth in Schedule 9 hereto with respect to such Transferred Subsidiary.

“Retained Hotels” means the hotel properties and facilities set forth in Schedule 8 hereto.

“Retained Hotel Commercial Terms” means the terms described in Part B of Exhibit B hereto.

“Retained Hotel Management Agreement” means each hotel management agreement to be entered into between an the Seller or its Affiliate and NewCo1 in relation to the management of the Retained Hotels, substantially in the form attached as Part A of Exhibit B as provided in clause Section 5.03(a)(iv), and, for the avoidance of doubt, incorporating the terms set out in the Retained Hotels Commercial Terms.

“Securities Purchase Agreement” means the private placement agreement, dated on or about the date hereof, between Purchaser Parent and the Seller.

“Seller Affiliate” means each Affiliate of the Seller, other than the Companies and their respective Subsidiaries (assuming the consummation of, or after giving effect to, the Pre-Closing Restructuring).

“Seller Brands” means the Seller ME Brands and the Seller LU Brands.

“Seller Group” means prior to Closing, the Seller, Ibis China Investment, and the Transferred Subsidiaries, specifically excluding any Subsidiaries of the Seller which are not Transferred Subsidiaries, and after Closing, the Companies and the Transferred Subsidiaries.

“Seller LU Brands” means the following hotel brands:  “Sofitel”, “Pullman”, “The Sebel” and “MGallery”.

“Seller ME Brands” means the following hotel brands:  “Novotel”, “Mercure”, “Ibis”, “Ibis Styles” and “Grand Mercure”.

“Seller Parent” means Accor S.A., a joint stock company organized under the laws of France with registered office at 110, Avenue d France, Paris, France.

“Seller’s Knowledge” means the actual knowledge of Key Personnel, Gaurav Bhushan (Chief Development & Investment Officer, Accor Asia Pacific) and Janice Gan (General Counsel, Accor Asia Pacific), in each case, after reasonable inquiry.

“Seller’s Warranties” means each statement referred to in Article III.

“Shared Services” has the meaning given to it under the Interim Management Agreement.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person directly or indirectly through one or more intermediaries.  For the avoidance of doubt, before the Closing, each of the Companies and the Transferred Subsidiaries shall be deemed a Subsidiary of the Seller.

“Target Group” means (a) at any time prior to the Closing, the Ibis China Investments and the Transferred Subsidiaries but excluding any Subsidiaries of the Seller which are not Transferred Subsidiaries, and (b) at any time following the Closing, the Companies and their respective Subsidiaries.

“Target Shares” means, collectively, the Ibis China Investment Shares, the NewCo1 Shares and the NewCo2 Shares.

“Target Territories” means the PRC, Mongolia, Hong Kong, Macau and Taiwan.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto or any amendment thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto),  whether disputed or not, imposed by any government or Taxing Authority, including (without prejudice to the foregoing) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Hotel Agreements” means the MEB Franchise Agreements, the MEB Management Contracts, LUB License Agreement, and the LUB Management Contracts.

“Transaction Documents” means:

(a)                                 this Agreement;

(b)                                 the Securities Purchase Agreement;

(c)                                  the Non-Competition Agreement;

(d)                                 the Deed of Undertaking;

(e)                                  the Interim Management Agreement; and

(f)                                   each of the Closing Documents.

“Transferred Subsidiary” means each of entities listed in Schedule 3.

“Unwind Agreement” means the agreement in the form set out in Exhibit D, or the agreement referred to in Section 5.03(a)(i), if its terms have been agreed by Closing.

“Voting and ROFR Agreement” means an agreement in the form set out in Exhibit E.

Section 1.02                             Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Accor Guarantor”	Preamble
“Ancillary Proceedings”	Section 11.12(c)
“Arbitration Rules”	Section 11.12(a)
“Cap”	Section 9.04(a)
“Closing Statement”	Section 2.07(a)(ii)
“Closing”	Section 2.03
“Companies”	Recitals
“Company Permits”	Section 3.06
“De Minimis Amount”	Section 9.04(a)
“Deductible Amount”	Section 9.04(a)
“End Date”	Section 9.01(a)
“Expenses”	Section 11.01

Definition	Location
“Filing Party”	Section 7.07
“Financial Statements”	Section 3.10(a)
“Franchisor Registration”	Section 5.04(a)
“HKIAC”	Section 11.12(a)
“Hotel Termination Fee”	Section 5.07(a)
“Ibis China Investment Shares”	Section 2.01(i)
“Independent Accounting Firm”	Section 2.07(b)(ii)
“lease”	Section 3.05(a)
“Long-term Assets”	Section 3.05(f)
“Loss”	Section 9.02
“Loyalty and Collaboration Agreement”	Section 5.03(a)(ii)
“LUB Assets”	Section 3.05(d)
“LUB Master Brand Agreement”	Section 5.03(a)(iv)
“Material Contracts”	Section 3.15(a)
“Materiality Qualifiers”	Section 8.02(a)
“MEB Assets”	Section 3.05(c)
“NewCo1 Shares”	Section 2.01(ii)
“NewCo2 Shares”	Section 2.01
“NewCo3”	Section 5.04(a)
“Options”	Section 3.17(g)
“Plans”	Section 3.19
“Prohibited Payment”	Section 3.14(c)
“Purchase Consideration Shares”	Section 2.02
“Purchaser Indemnified Party”	Section 9.02
“Purchaser Parent Shares”	Section 2.02
“Purchaser Parent”	Preamble
“Purchaser’s Guaranteed Obligations”	Section 6.14(a)
“Purchaser”	Section 2.01(b)
“Related Party Transactions”	Section 3.23(a)
“Relevant Personnel”	Section 5.03(e)
“Seller Indemnified Amount”	Section 9.03
“Seller Indemnified Party”	Section 9.03
“Seller’s Guaranteed Obligations”	Section 6.13(a)
“Seller”	Preamble
“SPA Closing”	Section 9.02(a)
“Submission Date”	Section 11.12(a)
“Subsequent Disclosed Events”	Section 8.02(a)
“Third Party Claim”	Section 9.05(b)
“Third Party Consent”	Section 5.01(a)
“Transition and Support Services Agreement”	Section 5.03(a)(iii)

Section 1.03                             Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                 when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                                 the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                                  whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                                 the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                                   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)                                  any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)                                 references to a Person are also to its successors and permitted assigns;

(i)                                     the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j)                                    an action taken by a Person shall be deemed to have been taken “in the ordinary course” or “in the ordinary course of business” only if such action is (x) consistent with the past practices and is taken in the ordinary course of its normal day-to-day operations in compliance with applicable Laws, and (y) similar in nature and magnitude to actions customarily taken in the ordinary course of its normal day-to-day operations, without any authorization by its board of directors or its shareholder(s).

ARTICLE II

PURCHASE AND SALE

Section 2.01                             Purchase and Sale of the Target Shares.

(a)                                 Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and Purchaser Parent shall procure that the Purchaser purchase, and the Purchaser shall purchase:

(i)                                     all the issued ordinary shares, HK$1.00 par value per share, of Ibis China Investment (the “Ibis China Investment Shares”), and

(ii)                                  ordinary shares representing 100% of the issued share capital of NewCo1 on an as-converted and fully diluted basis as of the Closing (the “NewCo1 Shares”); and

the Seller shall procure that NewCo2 issue, and Purchaser Parent shall procure that the Purchaser acquire, pursuant to the NewCo2 Subscription Agreement, shares representing ten percent (10%) in its issued share capital on an as-converted and fully diluted basis as of the Closing (the “NewCo2 Shares”).

(b)                                 Purchaser Parent shall (i) designate, in accordance with the terms of and subject to this Section 2.01(b), one or more of its wholly owned Subsidiaries to purchase the Target Shares (such Subsidiary or Subsidiaries of Purchaser Parent, the “Purchaser”), it being understood and agreed that no such designation shall relieve Purchaser Parent of any of its obligations hereunder or under any of the other Transaction Documents to which it is a party, and (ii) by no later than thirty (30) days prior to the Closing Date, deliver (x) a notice in writing setting forth the details of the Purchaser that will enter into specified Transaction Documents and purchase the Target Shares in accordance with the terms hereof; and (y) a joinder to this Agreement executed by the Purchaser pursuant to which the Purchaser agrees to perform, observe and be bound by all of the obligations applicable to the Purchaser hereunder, whereupon the Purchaser shall become a party hereto and have the rights and obligations of the Purchaser hereunder.  The Parties agree and acknowledge that, prior to the execution of the foregoing joinder, Purchaser Parent shall be entitled to, and may enforce, all rights of the Purchaser hereunder and shall be liable for all obligations of Purchaser.  To the extent Purchaser Parent does not designate a Purchaser, all obligations hereunder of the Purchaser shall be deemed to be obligations of Purchaser Parent.

Section 2.02                             Purchase Consideration.  As purchase consideration for the Target Shares and in consideration of the covenants and agreements of the Seller and its Affiliates set forth in this Agreement and the other Transaction Documents, Purchaser Parent shall issue certain ordinary shares, par value US$0.0001 per share, in its capital (the “Purchaser Parent Shares”) to the Seller in accordance with the Securities Purchase Agreement (the “Purchase Consideration Shares”).

Section 2.03                             Closing.

(a)                                 Subject to the terms and conditions of this Agreement, the sale and purchase and issue of the Target Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 12/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, at 11:00 a.m. Hong Kong time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 8.01(c), (d) and (e) and Sections 8.02(c) to (g) or at such other place or at such other time or on such other date as the Seller and Purchaser Parent may mutually agree upon in writing.

(b)                                 The parties agree and acknowledge that, notwithstanding anything to the contrary contained in any of the Transaction Documents, (i) the closing of the issuance of shares contemplated by the Securities Purchase Agreement and (ii) the closing of the sale and purchase and issue of the Target Shares hereunder, shall be conditional upon and shall take place simultaneously with each other, and all actions required to be taken at the closing hereunder and under the Securities Purchase Agreement (including, without limitation the execution of the Closing Documents) shall, and shall be deemed to, take place simultaneously.

Section 2.04                             Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)                                 original duly executed original instruments of transfer and sold notes for the Ibis China Investment Shares and the NewCo1 Shares in favor of the Purchaser;

(b)                                 to the extent permitted by Law, share certificates in the name of the Purchaser, representing the Purchaser’s ownership of the Target Shares;

(c)                                  a certified true copy of the updated register of members of NewCo2 evidencing the Purchaser’s ownership of the NewCo2 Shares;

(d)                                 the written resignations (together with a release of claims against Ibis China Investment, NewCo1 and their respective Subsidiaries), effective as of the Closing, of all of the directors and officers of Ibis China Investment, NewCo1 and their respective Subsidiaries, except for such persons as shall have been designated in writing prior to the Closing by Purchaser Parent or the Purchaser to the Seller;

(e)                                  true and complete copies of the resolutions duly and validly adopted by the shareholders and board of directors of NewCo2 evidencing their authorization of (i) the adoption of the NewCo2 Articles, (ii) the appointment of the person nominated by the Purchaser to the board of directors of NewCo2 in accordance with the NewCo2 Shareholders Agreement, and (iii) the issuance of the NewCo2 Shares to the Purchaser;

(f)                                   the general release and discharge from the Seller and the Seller Affiliates referred to in Section 6.09 in the form and substance attached hereto as Exhibit C.

(g)                                  executed counterparts of each Closing Document to which the Seller, Seller Parent or any Seller Affiliate is a party;

(h)                                 true and complete copies of the resolutions duly and validly adopted by the boards of directors of the Seller and NewCo2 (i) evidencing their authorization of the execution and delivery of each Transaction Document to which the Seller or NewCo2, as the case may be, is a party, and (ii) certifying the names and signatures of the officers of the Seller or NewCo2 authorized to sign the relevant Transaction Document and the other documents to be delivered hereunder and thereunder; and

(i)                                     a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a).

Section 2.05                             Withholding.  Each of Purchaser Parent, the Purchaser and any of the Transferred Subsidiaries (and any other Person required to withhold with respect to any payment made under this Agreement), shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Prior to undertaking any such withholding, Purchaser Parent or the Purchaser shall provide the Seller with notice of the intent to withhold and shall cooperate with the Seller to take all reasonable steps to eliminate or reduce such withholding.

Section 2.06                             Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)                                 executed counterparts of each Closing Document to which the Purchaser, Purchaser Parent, or any Purchaser Party is a party;

(b)                                 true and complete copies of the resolutions duly and validly adopted by the board of directors of the Purchaser (i) evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents, and (ii) certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the relevant Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(c)                                  a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a).

Section 2.07                             Post-Closing Adjustment of Purchase Consideration.  The parties agree that the purchase consideration for the Target Shares shall be adjusted after the Closing by way of the payments specified in this Section 2.07:

(a)                                 Closing Statement.  As promptly as practicable, but in any event:

(i)                                     within 30 calendar days following the Closing, the Seller shall deliver to the Purchaser the following unaudited financial statements: (A) consolidated and individual balance sheets of (x) the MEB Group Entities and (y) the LUB Group Entities as of the Closing Date, prepared in accordance with Hong Kong GAAP applied on a basis consistent with the preparation of the Financial Statements; (B) consolidated and individual statements of income of (x) the MEB Group Entities and (y) the LUB Group Entities for the periods beginning on January 1, 2014 (or, in the case of any newly incorporated entity, the date of incorporation thereof) and ending on the Closing Date, prepared in accordance with Hong Kong GAAP applied on a basis consistent with the preparation of the Financial Statements; and (C) pro forma statements of income of (x) the MEB Group Entities and (y) the LUB Group Entities (in each case, taken as a whole, as if the Pre-Closing Restructuring has been completed as of the Financial Cut-Off Date) for the Interim Management Period, prepared in accordance with the Pro Forma Statement, applying consistent principles, practices, methodologies, assumptions and policies as used in the preparation of the Pro Forma Statement; and

(ii)                                  within 90 calendar days following the Closing, the Seller shall deliver to the Purchaser: (A) the financial statements described in Section 2.07(a)(i)(A) to 2.07(a)(i)(C), audited by the Seller’s accountants, and (B) a statement of calculation of the MEB Closing Adjustment Amount and the LUB Closing Adjustment Amount (collectively, subject to the provisions of Section 2.07(b), the “Closing Statement”), together with the report thereon of the Seller’s accountants, stating that the Closing Statement fairly presents the financial position of the MEB Group Entities or the LUB Group Entities, as the case may be, at the Closing.

(b)                                 Disputes.  (i)  Subject to clause (ii) of this Section 2.07(b), the Closing Statement delivered by the Seller to the Purchaser shall be final, binding and conclusive on the parties hereto.

(ii)                                  The Purchaser may dispute any amounts reflected on the audited Closing Statement; provided, however, that the Purchaser shall have notified the Seller and the Seller’s accountants in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 60 calendar days of the Seller’s delivery of the audited Closing Statement to the Purchaser.  In the event of such a dispute, the Purchaser’s accountants and the Seller’s accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto.  If the Seller’s accountants and the Purchaser’s accountants are unable to reach a resolution within 20 Business Days after the receipt by the Seller and the Seller’s accountants of the Purchaser’s written notice of dispute, the Purchaser’s accountants and the Seller’s accountants shall submit the items remaining in dispute for resolution to an independent Big Four Accounting Firm (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Seller and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser) (the independent Big Four Accounting Firm or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser.  The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(iii)                               In acting under this Agreement, the Seller’s accountants, the Purchaser’s accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c)                                  Closing Adjustments.  The Closing Statement shall be deemed final for the purposes of this Section 2.07 upon the earliest of (x) the failure of the Purchaser to notify the Seller of a dispute within 60 calendar days of the Seller’s delivery of the Closing Statement to the Purchaser, (y) the resolution of all disputes, pursuant to Section 2.07(b)(ii), by the Seller’s accountants and the Purchaser’s accountants, and (z) the resolution of all disputes, pursuant to Section 2.07(b)(ii), by the Independent Accounting Firm.  Within five Business Days of the Closing Statement being deemed final, an adjustment payment shall be made as follows:

(i)                                     In the event that the MEB Closing Adjustment Amount is a negative number, the Seller shall pay a sum equal to the absolute value of the MEB Closing Adjustment Amount to the Purchaser by wire transfer in immediately available funds.

(ii)                                  In the event that the MEB Closing Adjustment Amount is a positive number, the Purchaser shall pay a sum equal to the absolute value of the MEB Closing Adjustment Amount to the Seller by wire transfer in immediately available funds.

(iii)                               In the event that the LUB Closing Adjustment Amount is a negative number, the Seller shall pay a sum equal to the absolute value of the LUB Closing Adjustment Amount to NewCo2 by wire transfer in immediately available funds.

(iv)                              In the event that the LUB Closing Adjustment Amount is a positive number, the Seller may require NewCo2 to pay to the Seller a sum equal to the absolute value of the LUB Closing Adjustment Amount to the Seller by wire transfer in immediately available funds.

Section 2.08                             Interest on Payments.  Any payments required to be made by the Seller or the Purchaser pursuant to Section 2.07(c) shall bear interest from the Closing through the date of payment at the then current reference three-month term rate of interest publicly announced by the People’s Bank of China or any successor thereto from time to time, from the Closing to the date of each payment.

Section 2.09                             Hong Kong Stamp Duty Filing and Related Procedures.

(a)                                 As soon as reasonably practicable after Closing (and in any event within two days after Closing where the sale or purchase of the Target Shares is effected in Hong Kong or, where the sale or purchase of the Target Shares is effected outside Hong Kong, within 30 days after Closing), the Purchaser shall submit a duly executed original instrument of transfer and duly executed original bought and sold notes in respect of the Ibis China Investment Shares and the NewCo1 Shares, together with all other supporting documents, to the Hong Kong Stamp Office for assessment of the amount of stamp duty payable, and each of Buyer and Seller shall in equal parts, pay the stamp duty in accordance with the amount as adjudicated by the Hong Kong Stamp Office within one Business Day from such adjudication.

(b)                                 Within two Business Days from the date on which the duly stamped original instrument of transfer and duly executed original bought and sold contract notes are returned to the Purchaser by the Hong Kong Stamp Office, the Purchaser shall procure (and, if necessary, Seller shall take all actions to effect the same) (i) the removal of Seller’s name in the register of members of each Company in respect of the Ibis China Investment Shares and the NewCo1 Shares and procure the entry of the Purchaser’s name in the register of members of each such Company as the legal owner of the Ibis China Investment Shares and the NewCo1 Shares; and (ii) the issuance of the share certificates representing the Ibis China Investment Shares and the NewCo1 Shares to the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to Purchaser Parent to enter into this Agreement and the other Transaction Documents, the Seller hereby represents and warrants to Purchaser Parent that, except as set forth on the Section of the Disclosure Schedule that corresponds to the Section of this Article III in which such representation or warranty is made (it being understood and agreed by the parties hereto that disclosure of any item on any section or subsection of the Disclosure Schedule shall be deemed disclosure with respect of any other section or subsection of the Disclosure Schedule to the extent it is readily  apparent from such disclosure that such disclosure is applicable to such other section or subsection), as of the date hereof each of the statements contained in this Article III are true, accurate and not misleading.

Section 3.01                             Organization, Authority and Qualification of the Seller and the Accor Guarantor.

(a)                                 Each of the Seller and the Accor Guarantor is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation and the Seller and the Accor Guarantor each have full corporate power and authority to own, lease, manage or operate the properties, rights and assets now owned, leased, managed or operated by the Seller, and to carry on the Business as it has been and is currently conducted. The Seller and the Accor Guarantor each has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of the Accor Guarantor and the Seller of this Agreement and the other Transaction Documents to which it is or will become a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of and the Accor Guarantor or the Seller, as the case may be.  This Agreement has been, and upon their execution the other Transaction Documents to which the Accor Guarantor or the Seller is a party shall have been, duly executed and delivered by and the Accor Guarantor or the Seller, as the case may be, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution the other Transaction Documents to which and the Accor Guarantor or the Seller is a party is a party shall constitute, its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

(b)                                 Each of the Seller and the Accor Guarantor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

Section 3.02                             Organization, Authority and Qualification of the Companies.

(a)                                 As of the Closing Date, each Company will be a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation and will have all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and (together with the other Companies) to carry on the Business.  All corporate actions taken by each Company have been duly authorized, and no Company has taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its certificate of incorporation or articles of association (or similar organizational documents).  As of the Closing Date, true and correct copies of the certificate of incorporation and articles of association (or similar organizational documents) of each Company have been delivered by the Seller to Purchaser Parent.

(b)                                 As of the Closing Date, each Company, and as of the date hereof, Ibis China Investment, is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

(c)                                  As of the Closing Date, each of NewCo1 and NewCo2 will have been incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement and as of the Closing Date will not have traded, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement, including, without limitation, the Pre-Closing Restructuring. As of the Closing Date, (i) neither NewCo1 and NewCo2 will have passed any resolution, whether of shareholders or directors, other than in connection with its formation, the appointment of its directors and officers, the Pre-Closing Restructuring or the transactions contemplated by this Agreement, and (ii) NewCo1 and NewCo2 will have, at all times since their formation, complied with their constituent documents and all applicable Laws.

Section 3.03                             Transferred Subsidiaries.

(a)                                 Schedule 3 hereto sets forth a true and complete list of all Transferred Subsidiaries, listing for each Transferred Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital, partnership capital or equivalent, the number and type of its issued and outstanding shares or other securities, partnership interests or similar ownership interests and the ownership of such shares, partnership interests or similar ownership interests, as of the date hereof and as of Closing.

(b)                                 As of Closing, no Affiliate of the Seller or Seller Parent shall be engaged in the conduct of the Business other than through the provision of services that will be made available to the Purchaser, Purchaser Parent or the Companies prior to and/or after Closing pursuant to the Brand Franchise Agreements, the Transition and Support Services Agreement and the Interim Management Agreement. As of the Closing Date, (i) the Acquired Business will be conducted by the MEB Group Entities, (ii) there will be no other corporations, partnerships, joint ventures, associations or other entities in which any Company or any Transferred Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest; and (iii) no Company or any Transferred Subsidiary will be a member of (nor is any part of the Business conducted through) any partnership nor will any Company or any Transferred Subsidiary a participant in any joint venture or similar arrangement.

(c)                                  Each Transferred Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its operations as is currently operated, except where such failure would not adversely affect the ability of the Transferred Subsidiary to conduct the Business in the manner contemplated by the Transaction Documents.  Each Transferred Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except where the failure to be qualified would not adversely affect the ability of the Transferred Subsidiary to conduct the Business in the manner contemplated by the Transaction Documents.

(d)                                 All corporate actions taken by each Transferred Subsidiary in connection with the matters described in this Agreement have been duly authorized and no Transferred Subsidiary has taken any such corporate action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or articles of association (or similar organizational documents).  True and correct copies of the certificate of incorporation and articles of association (or similar organizational documents) of each Transferred Subsidiary have been delivered by the Seller to Purchaser Parent.

Section 3.04                             Capitalization; Ownership of Target Shares.

(a)                                 As of the date hereof, 788,457,390 ordinary shares in Ibis China Investment have been issued, all of which are validly issued and fully paid and were not issued in violation of any preemptive rights.

(b)                                 There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares or securities of, or any other interest in, any of the Companies or obligating either the Seller or the relevant Company to issue or sell any shares or securities of, or any other interest in, any Company.  Except as provided for in the Transaction Documents (including, without limitation pursuant to the Pre-Closing Restructuring), there are no outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any ordinary shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  Upon consummation of the Pre-Closing Restructuring, all of the shares in the issued share capital of each Company shall be owned of record and beneficially by the Seller free and clear of all Encumbrances.

(c)                                  All the issued and outstanding shares of or equity interest in each Transferred Subsidiary are validly issued, fully paid, non-assessable and, free of preemptive rights and as of the date hereof, are owned by Ibis China Investment, whether directly or indirectly, free and clear of all Encumbrances.  The registered capital of each Transferred Subsidiary that is incorporated in the PRC has been fully paid and has not been withdrawn at any time, in whole or in part.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares or securities of, or other interest in, any

Transferred Subsidiary or obligating the Seller, any Company or any Transferred Subsidiary to issue or sell any shares or securities of, or any other interest in, any Transferred Subsidiary.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of or equity interest in any Transferred Subsidiary.  Each Transferred Subsidiary that is incorporated in the PRC has made sufficient annual allocation to its statutory reserve fund in accordance with applicable Laws and has adopted proper accounting treatment with respect to such statutory reserve fund.

(d)                                 The share or member register (or other similar governmental registration document) of each Transferred Subsidiary accurately records:  (i) the name and address of each Person owning shares of or equity in such Transferred Subsidiary, and (ii) the certificate number of each certificate evidencing shares or equity interest issued by such Transferred Subsidiary, the number of shares or the amount of equity interest evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.  Each of the Transferred Subsidiaries are indirectly wholly owned by the Seller. The Seller has provided Purchaser Parent with a copy of the issued incorporation certificates issued by the PRC Ministry of Commerce in respect of each Transferred Subsidiary.

(e)                                  Immediately prior to the Closing, (i) the Seller shall own ordinary shares in the capital of each Company, representing 100% of the issued outstanding share capital of each Company, and (ii) Ibis China Investment shall, directly or indirectly, own 100% of the issued outstanding share capital of each ICI Transferred Subsidiary, and NewCo1  shall, directly or indirectly, own 100% of the issued outstanding share capital of each NewCo1 Transferred Subsidiary, all of which shares and equity interests referred to in the foregoing (i) and (ii) shall be (x) validly issued and fully paid and not have been issued or transferred in violation of any preemptive rights, and (y) owned of record and beneficially by the Seller and its Subsidiaries, whether directly or indirectly, free and clear of all Encumbrances.

(f)                                   Upon the consummation of the transactions contemplated by this Agreement and the NewCo2 Subscription Agreement, immediately following the Closing, (i) the Purchaser will own the Target Shares representing (x) 100% of the issued and outstanding share capital of Ibis China Investment, (y) 100% of the issued outstanding share capital of NewCo1, and (z) ten (10%) of the issued outstanding share capital of NewCo2, in each case, on an as-converted and fully diluted basis, and owned of record and beneficially by the Purchaser free and clear of all Encumbrances, and (ii) the Target Shares will be fully paid and there will be no unpaid capital contributions outstanding with respect to any Company.

(g)                                  As of the Closing Date, other than the NewCo2 Shareholders Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares in the issued share capital of the Companies.

Section 3.05                             Hotels under Seller Brands.

(a)                                 Schedule 1 hereto sets forth a true and complete list of all hotels within the Hotel Network as at December 1, 2014.  Other than as set forth in Schedule 1, the Seller and its Affiliates do not operate or manage, or license or franchise for operation or management, any hotel under any Seller Brand in any of the Target Territories.

(b)                                 Other than the Seller ME Brands, the Seller and its Affiliates do not operate or manage, or license or franchise for operation or management, any hotel or hotel chain business targeted primarily at the Midscale and Economy Market under any hotel brand or name anywhere in the Target Territories, and have not entered any agreement to do so.  Other than the Seller LU Brands, the Seller and its Affiliates do not operate or manage, or license or franchise for operation or management, any hotel or hotel chain business targeted primarily at the Luxury and Upscale Market under any hotel brand or name anywhere in the Target Territories, and have not entered any agreement to do so.  Other than as set forth in Schedule 1 hereto, the Seller and its Affiliates do not operate or manage, or license or franchise for operation or management, any hotel or hotel chain business anywhere in the Target Territories, and do have not entered any agreement to do so.  Neither the Seller nor any of its Affiliates have entered into (i) any license agreement with any third party in relation to the operation or management of any hotel under any Seller ME Brand in the Target Territories, or (ii) any franchise agreement with any third party in relation to the operation or management of any hotel under any Seller LU Brand in the Target Territories.

(c)                                  (i) As of the date hereof, the Seller and its Subsidiaries, and (ii) as of Closing, the NewCo1 Entities, (A) collectively have the legal rights to use the Licensed Intellectual Property in respect of the MEB Business, (B) are the lessees of the Company Leased Real Properties, holding valid or subsisting leasehold interests in relation thereto, (C) hold all the Company Permits relevant to the MEB Business, (D) own all the tangible personal property, including equipment, computers and other similar tangible items provided by Seller and its Affiliates to employees who will work in the MEB Business post-Closing and (E) are parties to, and conduct the MEB Business through, the MEB Management Contracts and MEB Franchise Agreements (together, the “MEB Assets”, which, for the avoidance of doubt, shall not include the corporate computer networks of the Seller and the Seller Affiliates).  The MEB Assets constitute all the assets and rights used by the Seller and its Subsidiaries in the operation of the MEB Business other than the Company Owned Real Property and the Company Leased Real Property.

(d)                                 (i) As of the date hereof, the Seller and its Subsidiaries, and (ii) as of Closing, NewCo2, (A) collectively have (or has) the legal rights to use the Licensed Intellectual Property in respect of the LUB Business, (B) hold(s) all the Company Permits relevant to the LUB Business, and (C) are parties to, and conduct the LUB Business through, the LUB Management Contracts and LUB License Agreements (together, the “LUB Assets”).  The LUB Assets constitute all the assets and rights used by the Seller and its Subsidiaries in the operation of the LUB Business.

(e)                                  The Seller does not, directly or indirectly through any of its Subsidiaries, engage in any business in the Target Territories other than the Business.

(f)                                   Upon Closing, (i) all rooms of each hotel that constitutes Company Owned Real Property or Company Leased Real Property shall be fully operational, with all necessary functionality, decoration and supplies, (ii) the MEB Group Entities shall collectively (A) own all tangible and intangible assets (including without limitation, any personal property), fixed assets and facilities (including any fixtures and improvements made to or constructed) on the Company Owned Real Property and Company Leased Real Property, previously owned and used in respect of the Acquired Business by the Seller and its Affiliates (other than any assets which the Seller agrees to provide use of to the Purchaser at cost under the Transition and Support Services Agreement), and (B) hold, and have the legal rights with respect to, all long-term deposits (including any deposit provided to a landlord of Company Leased Real Property or a long-term service provider) and other long-term receivables, arising in the ordinary course of business (each as determined pursuant to Hong Kong GAAP, applying consistent principles, practices, methodologies, assumptions and policies as used in preparation of the Financial Statements) (the assets described in (A) and (B), together, the “Long-term Assets”), and (iii) the inventory of all rooms of each hotel that constitutes Company Owned Real Property or Company Leased Real Property shall collectively be no less in number than that set forth in Part B of Schedule 1.

Section 3.06                             Permits.  With respect to each member of the Target Group, the Permits set forth in 3.06 of the Disclosure Schedule constitute all Permits that are necessary for it (a) to own, operate or lease the properties and assets owned, operated or leased by it, and (b) to conduct the Business as currently conducted under the applicable Laws (collectively, the “Company Permits”).  Each of the Company Permits is valid, current and in full force and effect.  No member of the Target Group has received (i) any written notice from any Governmental Authority alleging that it is in violation of any requirement under any Law with respect to any Company Permit, or (ii) any written notice of proceedings relating to the revocation or modification of any Company Permit.  With respect to any Company Permits which are subject to periodic renewal, to the Seller’s Knowledge, there is no event or circumstance that would likely cause such requisite renewals not to be granted by the relevant Governmental Authorities.

Section 3.07                             Corporate Books and Records.  The minute books (or similar corporate records) of each of Ibis China Investment and each of the Transferred Subsidiaries contain accurate records of all material meetings and material actions taken by its shareholders and board of directors.

Section 3.08                             No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.09 have been obtained and all filings and notifications listed in Section 3.09 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, except as may result from any facts or circumstances relating solely to the Purchaser or Purchaser Parent, the execution, delivery and performance by the Seller, Accor Guarantor or any Seller Affiliate of this Agreement and the other Transaction Documents to which the Seller, Accor Guarantor or any Seller Affiliate is a party, and the consummation of the transactions contemplated hereby or thereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or articles of association (or similar organizational documents) of the Seller, Accor Guarantor, any Seller Affiliate, any Company or any Transferred Subsidiary; (b) conflict with or violate any Law or Governmental Order applicable to the Seller, Accor Guarantor, any Seller Affiliate, any Company, any Transferred Subsidiary, or any of their respective assets, properties or businesses, except to the extent that such conflict or violation would not (i) adversely affect the ability of the Seller, Accor Guarantor or any Seller Affiliate to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents or (ii) adversely affect the ability of the Companies and the Target Group to conduct the Business; (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract, agreement or other arrangement to which the Seller, Accor Guarantor, any Seller Affiliate, any Company or any Transferred Subsidiary is a party except where such conflict, breach or default would have not a Material Adverse Effect; or (d) result in the creation of any Encumbrance on any of the Target Shares or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Company or any Transferred Subsidiary is a party or by which any of the Target Shares or any of such assets or properties is bound or affected.

Section 3.09                             Governmental Consents and Approvals.  Except as described in Section 3.09 of the Disclosure Schedule, the execution, delivery and performance by each of the Seller, Accor Guarantor and any Seller Affiliate of this Agreement and each Transaction Document to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

Section 3.10                             Financial Information; Books and Records.

(a)                                 True and complete copies of (i) the unaudited balance sheet dated September 30, 2014, and the audited accounts for the financial year ended December 31, 2013 for each of the financial years ended as of December 31, 2013 and December 31, 2012, of Ibis China Investment, and (ii) audited accounts for each of the Transferred Subsidiaries for the financial year ended December 31, 2013 (collectively referred to herein as the “Financial Statements”) have been provided to the Seller.  The Financial Statements (i) were prepared in accordance with the books of account and other financial records of Ibis China Investment and each Transferred Subsidiary, (ii) presents fairly in all material respects the financial condition of Ibis China Investment and each Transferred Subsidiary, as of the date thereof, (iii) have been prepared in accordance with Hong Kong GAAP (with respect to Ibis China Investment) or PRC GAAP (with respect to the Transferred Subsidiaries) applied on a basis consistent with the past practices, and (iv) includes all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of Ibis China Investment and each Transferred Subsidiary, as of the date thereof.

(b)                                 The Financial Statements (i) reflect all material items of income and expense and all material assets and Liabilities required to be reflected therein in accordance with Hong Kong GAAP or PRC GAAP applied on a basis constituent with past practices of the Ibis China Investment and each Transferred Subsidiary, and (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

Section 3.11                             Absence of Undisclosed Liabilities.

(a)                                 To the Seller’s Knowledge, there are no material Liabilities in respect of any MEB Group Entity of any kind, whether disclosed or undisclosed, matured or un-matured, accrued, absolute, contingent or otherwise, other than Liabilities (i) reflected or reserved against or disclosed in the Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice, or (iii) incurred in connection with the execution and performance of this Agreement.

(b)                                 Upon Closing, NewCo2 will not have any Liabilities of any kind, whether disclosed or undisclosed, matured or un-matured, accrued, absolute, contingent or otherwise, other than obligations pursuant to the Brand Franchise Agreements, the LUB Management Contracts, the LUB License Agreements, and Liabilities (i) reflected or reserved against or disclosed in the Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business, or (iii) incurred in connection with the execution of this Agreement, or the Pre-Closing Restructuring.

Section 3.12                             Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date, except as set forth in Section 3.12 of the Disclosure Schedule and subject to the consummation of the Pre-Closing Restructuring, the Business has been conducted in the ordinary course and consistent with past practice.  As amplification and without limitation to the foregoing, since the Balance Sheet Date neither the Seller nor any Company or Transferred Subsidiary has, in connection with the Business:

(a)                                 except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Business or paid or otherwise discharged any Liability related to the Business;

(b)                                 permitted or allowed any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(c)                                  made any change in any method of accounting or accounting practice or policy used by the Seller or any of its Subsidiaries, other than such changes required by Hong Kong GAAP or PRC GAAP, as applicable;

(d)                                 except in the ordinary course of business, amended, terminated, cancelled or compromised any material claims, or waived any other material rights, in respect of any of the MEB Franchise Agreements, MEB Management Contracts, LUB Management Contracts, LUB License Agreements, Company Owned Real Property or Company Leased Real Property;

(e)                                  except in the ordinary course of business, sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property);

(f)                                   issued or sold any shares, capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same;

(g)                                  redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property);

(h)                                 merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets;

(i)                                     (i) except in the ordinary course of business, acquired, opened, renovated, commenced operating any hotel, or (ii) made any capital expenditure (or commitment for any capital expenditure that will not be paid or satisfied in full prior to Closing) in excess of $500,000 individually or $5,000,000 in the aggregate;

(j)                                    entered into any contract or agreement which involves making any payment in excess of $500,000;

(k)                                 made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes;

(l)                                     incurred any Indebtedness, other than Indebtedness incurred in respect of Company Owned Real Property which will be repaid prior to Closing;

(m)                             made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person, other than Indebtedness incurred in respect of Company Owned Real Property which will be repaid prior to Closing;

(n)                                 failed to pay any creditor any material amount owed to such creditor when due;

(o)                                 except in the ordinary course of business, (i) granted any increase, or announced any increase, in the wages, salaries, compensation (including, without limitation, severance), bonuses (except for ordinary year-end bonuses), incentives, pension or other benefits payable to any Acquired Business Employee, in either case except as required by Law and involving ordinary increases consistent with the past practices;

(p)                                 except in the ordinary course of business, entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(q)                                 except in the ordinary course of business,  terminated, discontinued, closed or disposed of any hotel, any material facilities thereof, or any other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice);

(r)                                    allowed any Permit that was issued or relates to the Business to lapse or terminate or failed to renew any insurance policy or any Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;

(s)                                   failed to maintain any Company Owned Real Property or Company Leased Real Property in operating condition, ordinary wear and tear excepted;

(t)                                    suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than US$250,000, whether or not such loss or damage shall have been covered by insurance;

(u)                                 except in the ordinary course of business,  amended, modified or consented to the termination of any Material Contract or any of their rights thereunder;

(v)                                 amended or restated their certificate of incorporation or articles of association (or other organizational documents);

(w)                               (i) abandoned, sold, assigned, or granted any security interest in or to any of the Owned Intellectual Property or Licensed Intellectual Property;

(x)                                 suffered any Material Adverse Effect; or

(y)                                 entered into any agreement to take any of the actions specified in this Section 3.12, except as expressly contemplated by this Agreement and the other Transaction Documents.

Section 3.13                             Litigation.  There are no Actions by or against the Seller, any Company or any Transferred Subsidiary (or by or against the Seller or any of its Affiliates relating to the Business, any Company or any Transferred Subsidiary) affecting any of the Assets or the Business pending before any Governmental Authority (or threatened to be brought by or before any Governmental Authority), to Seller’s Knowledge or of which the Seller or any of its Subsidiaries have received notice in writing.  None of the Seller, any Company, any Transferred Subsidiary, or any Company Owned Real Property, Company Leased Real Property, or any Asset, is subject to any Governmental Order (nor are there any such Governmental Orders threatened to be imposed by any Governmental Authority or of which the Seller or any of its Subsidiaries has received notice in writing), which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

Section 3.14                             Compliance with Laws(a)     .  The Seller, the Companies and the Transferred Subsidiaries have each conducted the Business in accordance with all Laws and Governmental Orders applicable to each of them or the Assets in all material respects.  For a period of three (3) years prior to the date of this Agreement, none of the Seller or any of its Subsidiaries has received written notice from any Governmental Authority alleging that it is in material violation of any Law or Governmental Order in relation to the conduct of the Business.

(b)                                 All filings and registrations and other requisite formalities with Governmental Authorities required in respect of the Seller or any of its Subsidiaries and their operations have been duly completed in accordance with the applicable Laws in all material respects.

(c)                                  None of (x) the Seller, the Companies or the Transferred Subsidiaries, nor (y) to the Seller’s Knowledge, any of their respective directors, officers, employees, or other Persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation of any applicable anti-corruption Law, including but not limited to the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder, (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”), or (iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

Section 3.15                             Material Contracts.

(a)                                 Section 3.15(a) of the Disclosure Schedule lists each of the following categories of contracts and agreements entered into by the Seller, any Company or the Transferred Subsidiaries which relates to the Business (“Material Contracts”), other than with respect to contracts or agreements of the nature described in paragraphs (i), (ii), (v), and (vii) to (x), those that will be terminated prior to Closing:

(i)                                     contracts or agreements which involves a consideration of $500,000 or more in aggregate during the calendar year ended 31 December, 2014, or is likely to involve a consideration of $500,000 or more over the term of such contract, and which are for a term of 1 year or longer and cannot be terminated by the Seller or its Affiliate by written notice;

(ii)                                  all executory construction contracts and agreements to which any member of the Target Group is a party;

(iii)                               all the MEB Management Contracts and the LUB Management Contracts;

(iv)                              all the MEB Franchise Agreements, LUB License Agreements, and all other franchise agreements pursuant to which the Seller or any of its Affiliates grants a franchise to any Person (other than a member of the Target Group ) in relation to the operation of any hotel or any other hotel business in the Target Territories;

(v)                                 each Company IP Agreement;

(vi)                              each of the leases in respect of the Company Leased Real Property;

(vii)                           all contracts and agreements relating to Indebtedness of any Company or Transferred Subsidiary, other than Indebtedness incurred in respect of Company Owned Real Property which will be repaid prior to Closing;

(viii)                        all contracts and agreements with any Governmental Authority to which any member of the Target Group is a party;

(ix)                              all contracts and agreements that limit the ability of any member of the Target Group to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(x)                                 all contracts and agreements between or among any member of the Target Group, on the one hand, and the Seller or any Seller Affiliate on the other hand.

For purposes of this Section 3.15 and Section 3.17 and Section 6.04(d) , the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b)                                 Each Material Contract:  (i) is valid and binding on the Seller, Seller Affiliate, MEB Group Entity or LUB Group Entity party thereto and is in full force and effect, and to the Seller’s Knowledge is valid and binding on the other parties thereto, (ii) if required to be assigned as part of the Pre-Closing Restructuring, is freely and fully assignable to the Purchaser or a party designated by Purchaser Parent without penalty or other adverse consequences and (iii) subject to any requirement to obtain the relevant Third Party Consents, upon consummation of the transactions contemplated by this Agreement and the other Transaction Documents, shall continue in full force and effect without penalty or other adverse consequence.  None of the Seller, any Company or Transferred Subsidiary is in breach of or default (with or without notice, lapse of time or both) under any material representation, covenant or obligation of any Material Contract.

(c)                                  To the Seller’s Knowledge, no other party to any Material Contract is in breach thereof or default thereunder and no member of the Target Group has received any notice of termination, cancellation, breach or default under any Material Contract.

(d)                                 The Seller has made available to Purchaser Parent true and complete copies of all Material Contracts.

(e)                                  (i) All Material Contracts that are required by applicable Law to be filed with any Governmental Authority have been duly filed, and (ii) all fees and other amounts payable under the Third Party Hotel Agreements have been paid when due in full in accordance therewith.

(f)                                   There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets (other than in the ordinary course of business consistent with past practice) or any of the Target Shares.

(g)                                  The Material Contracts constitute all of the material contracts that the Seller or its Subsidiaries are a party to and used by them in connection with the Business.

Section 3.16                             Intellectual Property.

(a)                                 Section 3.16 of the Disclosure Schedule sets forth a true and complete list of (i) all the Owned Intellectual Property, and (ii) all Licensed Intellectual Property, material to the Acquired Business.  Except as set forth in Section 3.16 of the Disclosure Schedule, there are no items of Intellectual Property that are material to the ordinary day-to-day conduct of the Acquired Business.

(b)                                 As of the Closing Date, (i) pursuant to the MEB Master Brand Agreement and each MEB Brand Franchise Agreement, Purchaser Parent will be the exclusive licensee of the entire right, title and interest in and to the Licensed Intellectual Property in connection with the MEB Business in the Target Territories, and have a valid license to use the Licensed Intellectual Property in connection with the MEB Business; and (ii) pursuant to the LUB Master Brand Agreement and each LUB Brand Franchise Agreement, NewCo2 will (x) be the exclusive licensee of the entire right, title and interest in an to such Licensed Intellectual Property in connection with the LUB Business in the Target Territories, and (y) have a valid license to use the Licensed Intellectual Property in connection with the LUB Business.   As of the Closing Date, a Company or a Transferred Subsidiary is the exclusive owner of the entire right, title and interest in and to the Owned Intellectual Property.

(c)                                  (i) The Seller is duly authorized to grant the right to use the Licensed Intellectual Property, as shall be granted to Purchaser Parent or its Affiliates pursuant to the Master Brand Agreements and each Brand Franchise Agreement; (ii) the Seller has valid and sufficient right to use, license and disclose the Licensed Intellectual Property pursuant to the Master Brand Agreements and each Brand Franchise Agreement; (iii) none of the Owned Intellectual Property or Licensed Intellectual Property, nor the conduct of the Acquired Business as currently conducted infringes upon or misappropriates the intellectual property rights of any third party; (iv) the Seller has not previously granted any rights to any third party that are not consistent with the rights granted by it or its Affiliate pursuant to the Master Brand Agreements or any Brand Franchise Agreement.  To the Seller’s Knowledge, no Person is engaging in any activity that infringes the Owned Intellectual Property.

(d)                                 The Seller has been granted a master franchise to operate, develop, establish and maintain hotels in the Target Territories using the Seller LU Brands and the Seller ME Brands and to grant franchises (including sub-franchises) to third parties, and is entitled thereunder to grant franchise rights to Purchaser Parent and its Affiliates.

(e)                                  No Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Owned Intellectual Property or that would impair the validity or enforceability of such Owned Intellectual Property.

Section 3.17                             Real Property.

(a)                                 Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of:  (i) the street address of each parcel of Company Owned Real Property, (ii) the date on which each parcel of Company Owned Real Property was acquired, (iii) the current owner of each parcel of Company Owned Real Property, (iv) information relating to the recordation of the deed pursuant to which each parcel of Company Owned Real Property was acquired, (v) the current use of each parcel of Company Owned Real Property, and (vi) the size of the facilities and the number of rooms of each hotel establishment located at each parcel of Company Owned Real Property.

(b)                                 Notwithstanding anything in this Section 3.17 to the contrary, the Seller is making no representations or warranties with respect to the physical condition of the Real

Property and the Purchaser is making this investment on an AS IS WHERE IS basis with respect to such matters.

(c)                                  Section 3.17(c) of the Disclosure Schedule sets forth a true and complete list of:  (i) the street address of each parcel of Company Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Company Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Company Leased Real Property, (iv) the current use of each such parcel of Company Leased Real Property, and (v) the size of the facilities and the number of rooms of each hotel establishment located at each parcel of Company Leased Real Property.

(d)                                 At Closing, the Company Leased Real Property constitutes all real property leased by the Target Group in the Target Territories. The Company Owned Real Property constitutes all of the real property in the Target Territories to which the Target Group has land use rights (or equivalent interest).

(e)                                  (i) The ICI Transferred Subsidiaries have granted land use rights in respect of each Company Owned Real Property, free and clear of any Claims or Encumbrances; (ii) each of the ICI Transferred Subsidiaries shall have duly obtained a property ownership certificate and a land use right certificate in respect of each Company Owned Real Property, (iii) the land use right in respect of each Company Owned Real Property shall be of a nature that permits the use of such Company Owned Real Property for hotel operations, (iv) no MEB Group Entity shall have leased any parcel or portion of any such Company Owned Real Property to any other Person and no other Person shall have any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement.

(f)                                   (i) As of the Closing Date, the NewCo1 Entities shall have valid leasehold interests in all Company Leased Real Property; (ii) to the Seller’s Knowledge, the owner of each parcel of Company Leased Real Property shall have duly obtained a property ownership certificate and a land use right certificate in respect of such Company Leased Real Property, (iii) the land use right in respect of such Company Leased Real Property shall be of a nature that permits the lease of such Company Leased Real Property or the lease of such Company Leased Real Property for hotel operations, (iv) in the event that the lessor under any lease contract in respect any such Company Leased Real Property shall not be the owner of such Company Leased Real Property, to the Seller’s Knowledge, such lessor shall not have failed to obtain authorization from the owner of such Company Leased Real Property, or otherwise shall have valid legal rights, to enter into the relevant lease contract, (v) with respect to each lease contract in respect of such Company Leased Real Property, (A) it shall be valid, binding and enforceable under applicable Law in accordance with its terms and be in full force and effect with respect to the parties thereto; (B) no event of default shall have occurred which (with or without notice or lapse of time) would constitute a default thereunder on the part of the relevant NewCo1 Entity; (C) no event of default shall have occurred which (with or without notice or lapse of time) would constitute a default thereunder on the part of any other party thereto; and (D) the leasehold interests in the Company Leased Real Property shall be free and clear of all Encumbrances; (vi) each lease contract in respect of such Company Leased Real Property shall have been duly registered with the proper Governmental Authority (if so required under applicable Law); (vii)

no NewCo1 Entity shall have leased any parcel or any portion of any parcel of any such Company Leased Real Property to any other Person t, nor shall any NewCo1 Entity have assigned its interest under any lease in respect of such Company Leased Real Property to any third party.

(g)                                  The Seller has delivered to Purchaser Parent correct and complete copies of all leases relating to the Company Leased Real Property, including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto.  With respect to each of such leases, except as otherwise set forth in Section 3.17(g) of the Disclosure Schedule, neither the Seller nor any of its Affiliates has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).

(h)                                 Except as set forth in Section 3.17(h) of the Disclosure Schedule, (i) the use of each Company Owned Real Property and Company Leased Real Property for hotel operations and other purposes for which it is presently being used by the Seller and Seller Affiliates is permitted under all applicable Laws, including applicable zoning Laws and applicable zoning plans of any Governmental Authority, and (ii) each Company Owned Real Property and Company Leased Real Property is in compliance in all material respects with all applicable Laws, including those pertaining to environmental impact, fire safety, food safety, siting and construction and licensing and permitting of occupancy and uses presently carried out on such property.

(i)                                     Except as set forth in Section 3.17(i) of the Disclosure Schedule, to the Seller’s Knowledge, (i) there is no existing or proposed plan that has been submitted for approval to the relevant Governmental Authority to modify or realign any street adjoining, or highway in the vicinity of, or any zoning Laws and zoning plans of any Governmental Authority applicable to, any of the Real Property, and (ii) there are no existing or proposed Eminent Domain Action that would affect any Company Owned Real Property or Company Leased Real Property or that would prevent or hinder the continued use of any Company Owned Real Property or Company Leased Real Property by any member of the Target Group as heretofore used in the conduct of the Business.

Section 3.18                             Environmental Related Matters.  Each member of the Target Group has been in compliance in all material respects with all applicable Environmental Laws and all related Permits.  There are no Environmental Claims pending or threatened in writing against any member of the Target Group or any Company Owned Real Property or to the Seller’s Knowledge, Company Leased Real Property, and to the Seller’s Knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

Section 3.19                             Employee Benefit Matters.  There are, and as of the Closing Date there will be, no compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (i) to which any Employer Entity is a party or (ii) that are maintained, contributed to or sponsored by any Employer Entity for the benefit of any current or former Acquired Business Employee (the “Plans”).

Section 3.20                             Labor Matters.

(a)                                 Other than the Employer Entities, no MEB Group Entity has any employees or any Liabilities with respect to any former employees. No Employer Entity is a party to any collective bargaining agreement or other labor union contract applicable to Acquired Business Employees, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Employer Entity; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Seller’s Knowledge, threatened between any Employer Entity and any of their respective employees, and no Employer Entity has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) no Employer Entity has materially breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no material grievances outstanding against any Employer Entity under any such agreement or contract; (d) there are no unfair labor practice complaints pending against any Employer Entity before any Governmental Authority or any current union representation questions involving employees of any Employer Entity; (e) each Employer Entity is materially in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Acquired Business Employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (f) each Employer Entity has paid in full to all their respective employees or adequately accrued for in accordance with PRC GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Person who is or has been an Acquired Business Employee within the past three years; (h) no Employer Entity is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to the Seller’s Knowledge, threatened with respect to any Employer Entity; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Seller’s Knowledge, threatened before any Governmental Authority in any jurisdiction in which any Employer Entity has employed or currently employs any Person.  No Employer Entity has misclassified an Acquired Business Employee as a non-employee with respect to Tax withholding or provision of benefits.

Section 3.21                             Certain Interests.

(a)                                 To the Seller’s Knowledge, no officer or director of the Seller or any of its Affiliates and no spouse who resides with, or is a dependent of, any such officer or director:

(i)                                     has any controlling interest in any competitor, supplier or customer of any member of the Target Group;

(ii)                                  owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that any member of the Target Group uses or has used in the conduct of the Acquired Business or otherwise; or

(iii)                               has outstanding any Indebtedness to any member of the Target Group.

(b)                                 No member of the Target Group has any Liability of any nature whatsoever to any officer or director of any member of the Target Group or to any spouse who resides with, or is a dependent of, any such officer or director.

Section 3.22                             Taxes.

(a)                                 Except where the failure of such representation to be true would not have a Material Adverse Effect on the Target Group, (i) all Tax Returns required to be filed by or with respect to each member of the Target Group have been duly and timely filed (taking into account any applicable extension periods); (ii) all Taxes due and owning by all members of the Target Group have been duly and timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) there are no material claims, assessments, audits, examinations, requests for information or other proceedings pending or threatened in writing with respect to any Taxes of any member of the Target Group, and all Tax deficiencies assessed against members of the Target Group have been paid or finally settled with no remaining amounts owed or are being contested in good faith and for which appropriate reserves have established in accordance with Hong Kong GAAP or PRC GAAP (as applicable); (v)  all material transactions between the Seller or any of it Affiliates and any other member of the Target Group, and between any members of the Target Group, and between any members of the Target Group, have been conducted on an arm’s-length basis; (vi) no member of the Target Group is a party to any agreement or arrangement providing for the allocation or sharing of Taxes, including any terminated agreement as to which any member of the Target Group could have any continuing liabilities, and after the Closing Date, and no member of the Target Group will be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts due in respect of periods prior to the Closing Date; (vii)  there are no liens for Taxes on any assets of any member of the Target Group other than Permitted Encumbrances; (viii) no member of the Target Group is doing business in or engaged in a  trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry in writing has been received from a Taxing Authority in any jurisdiction in which Tax Returns have not been filed by any member of the Target Group to the effect that the filing of Tax Returns may be required; and (ixi) (A) no submissions made to any governmental entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments that are currently in effect or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates; (B)  no suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Seller’s best knowledge, threatened; and (C) the consummation of the transactions contemplated by this Agreement shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax incentives or other preferential Tax treatments of the members of the Target Group.

(b)                                 (i) No member of the Target Group is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns; (ii) no member of the Target Group has any actual or potential liability as a result of being a member of a group of corporations that files consolidated, combined or unitary Tax Returns, by operation of law, as a transferee or successor, or pursuant to any contractual obligation, or otherwise for any Taxes of any Person (other than a member of the Target Group or the group of corporations including the Parent); and (iii) no member of the Target Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any transaction occurring prior to the Closing Date.

(c)                                  Except where the failure of such representation to be true would not have a Material Adverse Effect on the Target Group, (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any member of the Target Group may be subject; (ii) to the Seller’s Knowledge, there are no proposed reassessments of any property owned by any member of the Target Group or other proposals that could increase the amount of any Tax to which any member of the Target Group would be subject; (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any member of the Target Group.

(d)                                 The Seller has delivered to Purchaser Parent correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns, material examination reports, and material statements of deficiencies assessed or agreed to by any member of the Target Group since January 1, 2010.

Section 3.23                             Related Party Transactions.

(a)                                 Other than as described in the Financial Statements, other than as entered into in the ordinary course of business consistent with past practice, there are no outstanding transactions relating to the Business which are either (i) between the Seller and any Seller Affiliate on the one hand and any Company or any Transferred Subsidiary on the other hand, or (ii) between any Subsidiary of the Seller on the one hand and the Seller or any Seller Affiliate on the other hand (in relation to the Business), and which will be assigned to any Company or any Transferred Subsidiary on or prior to the Closing, including any payments, loaned or borrowed funds, any commitment with respect to Indebtedness, any guarantee or other security arrangement related to Indebtedness, or any real property or credit arrangement (“Related Party Transactions”).  All such transactions have been duly and validly authorized or ratified by all requisite corporate and other actions.

(b)                                 As of the Closing, there is no Indebtedness owed by (i) the Seller or any Seller Affiliate to any member of the Target Group, or (ii) any member of the Target Group to the Seller or any Seller Affiliate.

Section 3.24                             Insurance.  The Seller has provided the Purchase with all currently effective insurance policies related to Company Owned Real Property and Company Leased Real Property.

Section 3.25                             Certain Business Practices.  None of (a) the Seller, the Companies or the Transferred Subsidiaries, or (b) to the Seller’s Knowledge, any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has, in relation to the Business:  (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in any country, which is in any manner illegal under any applicable Law; or (iii) made any payment to any customer or supplier of any of them or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

Section 3.26                             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Seller.

Section 3.27                             Purchaser Parent Due Diligence.  Purchaser Parent has conducted due diligence on the Business, has been granted access to any information, documents and persons, and has had full opportunity to review material matters, related to the Companies and the Business.  The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement, and acknowledges that neither the Seller nor its agents, officers and employees have given any such warranties, representations, covenants, undertakings, indemnities or other statement other than those set out in this Agreement.  For the avoidance of doubt and notwithstanding anything herein to the contrary, the Seller has provided and discussed with the Purchaser materials and information including projections, plans and other forward looking statements but the Seller is making no representations (implied or explicit) as to the accuracy or completeness of any such documents or information conveyed in any medium.  In no event will the Purchaser have any claims (pursuant to this Agreement or Law or otherwise) against the Seller for any matters covered by the preceding sentence.

Section 3.28                             No Other Representations or Warranties.  Except for the Seller’s Warranties and the representations and warranties contained in each other Transaction Document, neither the Seller nor any other Person makes any express or implied representation or warranty on behalf of the Seller or with respect to the Seller, its Affiliates, the Target Shares or the transactions contemplated by the Transaction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER PARENT

As an inducement to the Seller to enter into this Agreement and the other Transaction Documents, the Purchaser hereby represents and warrants to the Seller, as of the date hereof, as follows:

Section 4.01                             Organization and Authority of Purchaser Parent.  Purchaser Parent is, and as of the Closing Date, the Purchaser shall be, a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Purchaser Parent and, as of the Closing Date, the Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser Parent or, as of the Closing Date, the Purchaser, as the case may be.  This Agreement has been, and upon their execution the other Transaction Documents to which Purchaser Parent is or, as of the Closing Date, the Purchaser shall be a party shall have been, duly executed and delivered by the Purchaser or Purchaser Parent, as the case may be, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution the other Transaction Documents to which Purchaser Parent is or, as of the Closing Date, the Purchaser shall be a party shall constitute, its legal, valid and binding obligations enforceable against its in accordance with their respective terms.

Section 4.02                             No Conflict.  Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by Purchaser Parent or, as of the Closing Date, the Purchaser of this Agreement and the other Transaction Documents to which it is or shall be a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or articles of association (or similar organizational documents) of the Purchaser or Purchaser Parent, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or Purchaser Parent, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser Parent is, or as of the Closing Date, the Purchaser shall be, a party, which would adversely affect the ability of the Purchaser or Purchaser Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.

Section 4.03                             Governmental Consents and Approvals.  The execution, delivery and performance by Purchaser Parent or, as of the Closing Date, the Purchaser of this Agreement and each Transaction Document to which it is or shall be a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as described in a writing given to the Seller by Purchaser Parent on the date of this Agreement or prior to the Closing Date.  As of the date hereof, Purchaser Parent knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not be received.

Section 4.04                             Litigation.  Except as set forth in a writing given to the Seller by Purchaser Parent on the date of this Agreement or prior to the Closing Date, no Action by or against Purchaser Parent is pending or, to the best knowledge of Purchaser Parent after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.05                             No Other Representations or Warranties.  Except for the Purchaser Parent’s and Purchaser’s representations and warranties contained in the Transaction Documents, neither Purchaser Parent, the Purchaser nor any other Person makes any express or implied representation or warranty on behalf of itself or with respect to Purchaser Parent, the Purchaser Seller, any of their Affiliates, or the transactions contemplated by the Transaction Documents.

ARTICLE V

STRATEGIC COOPERATION

Section 5.01                             Arrangement with respect to Third Party Hotel Agreements and Company Leased Real Property.

(a)                                 The Seller shall, and shall cause its Affiliates to, take all steps necessary or desirable to ensure that (x) all MEB Franchise Agreements and MEB Management Contracts are assigned or transferred to the MEB Group Entities in accordance with the Pre-Closing Restructuring, (y) all LUB License Agreements and LUB Management Contracts are assigned or transferred to the LUB Group Entities in accordance with  the Pre-Closing Restructuring, in each case, by and as of the Closing Date, and (z) each lease in respect of the Company Leased Real Property is assigned or transferred to NewCo1 PRC, in each case, by and as of the Closing Date.  To the extent that any such assignment or transfer requires an agreement of novation by, or the consent, approval or waiver of, the counterparty to the relevant Third Party Hotel Agreement or lessor of Company Leased Real Property (each, a “Third Party Consent”), the Seller shall, and shall cause its Affiliates to, use all reasonable efforts to obtain any Third Party Consent prior to the Closing Date.  The Purchaser shall not be obligated to, and the Seller shall ensure that no MEB Group Entity or LUB Group Entity shall, enter into or agree to a Third Party Consent which would make the rights, benefits or obligations of the Purchaser or an MEB Group Entity or LUB Group Entity in respect of the relevant Third Party Hotel Agreement or lease of any Company Leased Real Property less favorable to the Purchaser or an MEB Group Entity or LUB Group Entity than those rights or benefits that were enjoyed by the relevant Affiliate of the

Seller, or those obligations to which the relevant Affiliate of the Seller were subject, before the Third Party Consent.  The Seller shall deliver any Third Party Consent to the Purchaser as soon as reasonably possible after its receipt.

(b)                                 If for any reason any Third Party Consent has not been obtained by the Closing Date, then thereafter and until it is obtained:

(i)                                     the obligation of the Seller to use all reasonable efforts to obtain such Third Party Consent shall continue;

(ii)                                  the transfer of the relevant Third Party Hotel Agreement or lease of Company Leased Real Property (to the extent that a Third Party Consent is required) shall not take effect and the Seller shall, and shall cause the relevant Seller Affiliate to, from the Closing hold it on trust for the relevant MEB Group Entity or LUB Group Entity specified in  the Pre-Closing Restructuring (or another member of the Target Group reasonably designated by Purchaser Parent or the Purchaser) and account for and pay or deliver to such MEB Group Entity or LUB Group Entity (as soon as reasonably practicable after receipt) any moneys and other benefits which it receives after the Closing to the extent that they relate to such Third Party Hotel Agreement or Company Leased Real Property (it being understood and agreed that all payments required to be made pursuant to this Section 5.01(b) shall be made by wire transfer of immediately available funds to the bank account or accounts designated by Purchaser Parent or the Purchaser or of the relevant MEB Group Entity or LUB Group Entity receiving such payment, free and clear and without reduction for Tax or any other deductions); and

(iii)                               the Seller shall (x) authorize and permit such MEB Group Entity or LUB Group Entity specified in  the Pre-Closing Restructuring (or another member of the Target Group reasonably designated by the Purchaser Parent or the Purchaser)  to perform (as sub-contractor or agent of the relevant Seller Affiliate) all the obligations of the relevant Seller Affiliate under such Third Party Hotel Agreement or lease to be discharged after the Closing, and (y) give such reasonable assistance as Purchaser Parent or the Purchaser may from time to time request, to enable such MEB Group Entity or LUB Group Entity to enforce its rights under such Third Party Hotel Agreement or lease.

(c)                                  If (i) the terms of any Third Party Hotel Agreement or lease (in respect of which a Third Party Consent is not obtained by the Closing Date) do not permit the relevant MEB Group Entity or LUB Group Entity specified in  the Pre-Closing Restructuring (or another member of the Target Group reasonably designated by Purchaser Parent or the Purchaser) to perform the relevant Seller Affiliate’s obligations as sub-contractor or as agent, or (ii) the relevant Third Party Consent is (x) not obtained within six (6) months after the Closing Date or (y) refused and the provisions of this Section 5.01 do not enable the rights and benefits of such Third Party Hotel Agreement or lease to be enjoyed in all material respects by the Purchaser or the relevant MEB Group Entity or LUB Group Entity after the Closing Date, then the Seller and Purchaser Parent (or the Purchaser) shall use all reasonable efforts to achieve an alternative solution by which the relevant MEB Group Entity or LUB Group Entity shall receive the benefit of such Third Party Hotel Agreement or lease and assume the obligations and burdens thereunder.

Section 5.02                             Interim Management Agreement.  The Interim Management Agreement sets out (i) the process for identification and allocation of employees of the Seller and its Affiliates between the Target Group and the Seller and its Affiliates, following Closing, and (ii) the allocation of the profits, losses, risks and benefits of the Business for the period following the Financial Cut-Off Date and prior to Closing.

Section 5.03                             Transaction Documents, Transition and Support Services, Access to Relevant Personnel, Etc.

(a)                                 The Parties shall cooperate in good faith to negotiate the terms of and agree upon the form of the following Transaction Documents as soon as possible after the date hereof, and in any event by no later than the Financial Cut-Off Date:

(i)                                     an agreement to be entered into between the Seller, the Purchaser and the Purchaser Parent in respect of the matters referred to in the Unwind Agreement, it being understood that in the event that such agreement has not been negotiated by the Closing Date the Parties shall execute the Unwind Agreement, which shall be binding upon the Parties and their Affiliates;

(ii)                                  an agreement in respect of (x) the Seller Parent’s and Purchaser Parent’s respective loyalty programs, and (y) the linkage of the Parties’ respective reservation platforms (the “Loyalty and Collaboration Agreement”) to be entered into between Seller Parent and Purchaser Parent, it being understood that in the event that such agreement has not been negotiated by the Closing Date the provisions set forth in Exhibit J hereto shall be binding upon the Parties and their Affiliates;

(iii)                               a services agreement to be entered into between Seller and the Purchaser with respect to certain transition and support services (which shall include the use of any systems that may be located in any regional/country offices) to be provided by Seller Parent and its Affiliates to the MEB Group Entities after the Closing (the “Transition and Support Services Agreement”);

(iv)                              a master brand agreement substantially in the same form as the MEB Master Brand Agreement, with the applicable brand use fees set forth in Exhibit M hereto, to be entered into between the Seller Parent, Seller and NewCo2 in respect of the Seller LU Brands (the “LUB Master Brand Agreement”);

(v)                                 each Retained Hotel Management Agreement;

(vi)                              brand franchise agreements substantially in the same form as the Ibis Brand Franchise Agreement, however including the necessary modifications noted in Part B of Exhibit F hereto with respect to the relevant Seller Brands, to be entered into between (x) the Seller, Purchaser Parent and NewCo1 for each of the Seller ME Brands, and (y) the Seller and NewCo2 for each of the Seller LU Brands, and, in respect of Hong Kong and Macau, Ibis and Novotel;

(vii)                           the NewCo2 Subscription Agreement; and

(viii)                        an amendment to the articles of association of NewCo2 incorporating certain matters referred to in the NewCo2 Shareholders Agreement.

(b)                                 Without limiting the generality of the foregoing, the Parties agree that the Seller shall, as soon as practicable after the date hereof, work together with Purchaser Parent and its Affiliates to identify the specific transition and/or regional and global support services that would be included in the Transition and Support Services Agreement (other than the services contemplated by the Master Brand Agreements and the Brand Franchise Agreements) and are required by Purchaser Parent or the Purchaser in connection with the transfer of the MEB Business following the Closing, and that Seller Affiliates shall provide such services at cost, as applicable, to Purchaser Parent and its Affiliates.

(c)                                  The Parties shall discuss in good faith and determine, as soon as practicable after the date hereof, an appropriate allocation of the assets (other than the MEB Assets and the Long-term Assets) currently used by the Target Group in connection with the Business.  The Seller shall ensure that, as of the Closing;

(i)                                     the MEB Group Entities shall (x) own and hold the MEB Assets, the Long-term Assets and any assets allocated to the MEB Group Entities pursuant to this Section 5.03(c), in each case, free and clear of all Encumbrances, (y) not have any account receivables, account payables or other commitments (other than those arising in the ordinary course of business), and (z) not be party to any contract or agreement with the Seller or any Seller Affiliate (other than the Transaction Documents) that cannot be cancelled or terminated by the MEB Group Entities at any time without penalty or further payment; and

(ii)                                  the LUB Group Entities shall (x) own and hold the LUB Assets and any assets allocated to the LUB Group Entities pursuant to this Section 5.03(c), in each case, free and clear of all Encumbrances, (y) not have any account receivables, account payables or other commitments (other than those arising in the ordinary course of business), and (z) not be party to any contract or agreement with the Seller or any Seller Affiliate other than on arm’s length terms.

(d)                                 In furtherance of the transactions contemplated by the Master Brand Agreements and the Brand Franchise Agreements, the Parties shall discuss and work together in good faith to agree on, as soon as practicable after the date hereof, (i) appropriate localization for the Target Territories of Accor brand standards for the Seller Brands licensed or franchised thereunder, and any resulting modifications to such brand standards applicable under the relevant Transaction Documents, including without limitation the operational standards applicable to hotels within the Hotel Network and the criteria to be applied in any project validation process, (ii) an alternative solution to simplify, combine or substitute certain of the audits required under the Brand Franchise Agreements and the applicable Accor brand standards be conducted with respect to hotels operated under the Seller Brands in the Target Territories, and (iii) the application of Accor visual identity (VI) standards in association with Huazhu elements (it being understood and agreed that, unless otherwise agreed to by the Parties, (A) the provisions of Exhibit J and the Loyalty and Collaboration Agreement, as applicable, shall, with respect to any matter provided therein, prevail in the event of any inconsistency with Accor standards, and (B)

Purchaser Parent and its Affiliates shall comply with the current Accor brand standards as applicable under the relevant Brand Franchise Agreements, except to the extent that such standards have been modified in accordance with this Section 5.03(d)).

(e)                                  The Seller shall, and shall ensure the relevant Seller Affiliates shall, for a period commencing on the date hereof and ending on the first anniversary of the Closing Date, (i) afford Purchaser Parent and its Affiliates reasonable access, during normal business hours and for a reasonable period, to those officers, directors, employees and other personnel of the Seller and its Affiliates (the “Relevant Personnel”) who have been actively and directly participating in, or otherwise have specific knowledge relating to, the conduct of the MEB Business prior to the Closing, and (ii) cause the Relevant Personnel to provide such operational data and information concerning the MEB Assets and/or the conduct of the MEB Business, as may reasonably be requested by Purchaser Parent and its Affiliates.

(f)                                   The Seller shall, prior to the Closing, provide Purchaser Parent and the Purchaser with an updated schedule that sets forth a true and complete list of all hotels within the Hotel Network as of the Closing Date, setting forth for each hotel such details as are included in Schedule 1 hereto.

(g)                                  The Seller shall, by no later than January 15, 2015, provide Purchaser Parent with a schedule that sets forth a true and complete list of all hotels within the Accor MEB Network (as defined in the MEB Master Brand Agreement) that are not, as of the date hereof, in compliance with the brand audit participation requirements described under the heading “Brand Audit and Hygiene Audit” in Schedule 1 to the IBIS Brand Franchise Agreement.

Section 5.04                             Franchisor Registration.

(a)                                 The Seller shall, at the Purchaser’s cost, as soon as practicable after the date hereof, (i) incorporate an entity in the PRC (“NewCo3”), and (ii) procure that NewCo3 use reasonable efforts to complete the franchisor registration (特许人备案) (“Franchisor Registration”) for each of the Seller ME Brands (other than Ibis) in accordance with applicable PRC Laws.

(b)                                 The Seller shall, at the Purchaser’s cost, cooperate with all reasonable requests of Purchaser Parent or the Purchaser in connection with any filings or agreements as required to assist the Purchaser in obtaining such Franchisor Registrations and transferring to the Purchaser or its Affiliate an entity that can use such registration for the franchising of any Seller ME Brand (other than Ibis) in the PRC.

(c)                                  The Seller shall hold all of the equity interest in NewCo3 until such time as Purchaser Parent or the Purchaser may reasonably request, upon which the Seller shall transfer 100% of the equity interest in NewCo3 to the Purchaser or its Affiliate free and clear of any Indebtedness or Encumbrance, other than incurred in respect of the matters referred to in Section 5.04. The Purchaser shall be responsible for any Conveyance Taxes payable on the transfer of such interest, including that which is assessed to be payable by the Seller.

(d)                                 Purchaser Parent indemnify the Seller for any losses incurred by the Seller or any of its Affiliates as a result of the Seller complying with its obligations under this Section 5.04.

Section 5.05                             Requisite Permits.  As soon as practicable after the date hereof and in any event by no later than two months after the Financial Cut-Off Date, the Seller shall (a) cause the Transferred Subsidiaries to obtain the Requisite Permits (to the extent not so obtained as of the date hereof), and (b) promptly provide Purchaser Parent and the Purchaser with documentary evidence thereof.

Section 5.06                             Real Estate Enterprise Registration.  The Seller shall use all reasonable efforts to cause each ICI Transferred Subsidiary to complete the Foreign Invested Real Estate Enterprise Registration (外商投资房地产企业备案) with the competent Governmental Authorities as soon as practicable after the date hereof and in any event prior to the Closing, and provide Purchaser Parent and the Purchaser with documentary evidence thereof promptly after such registration.

Section 5.07                             Arrangement with respect to Retained Hotels.

(a)                                 If at any time during the term of a Retained Hotel Management Agreement, the relevant Retained Hotel is transferred or otherwise disposed of by any Seller Affiliate, and the transferee thereof does not, for any reason agree, to assume the obligations of the Seller or any Seller Affiliate under the Retained Hotel Management Agreement (or enter into a separate agreement on substantially the same terms) with respect to the management of the relevant Retained Hotel, the Seller shall, within thirty (30) days after the date of consummation of such transfer or disposal, pay or cause to be paid to the Purchaser, by wire transfer of immediately available funds to the bank account or accounts designated by the Purchaser, an amount (the “Hotel Termination Fee”) equal to the termination fee as provided in the Retained Hotels Commercial Terms.

(b)                                 The parties acknowledge and agree that the Hotel Termination Fee is not a penalty, but constitutes liquidated damages in an amount that has been computed as a reasonable estimate of the anticipated harm which would be suffered and the value of the transactions to be consummated under the Retained Hotels Management Agreement, and the Seller further waives any defense that the Hotel Termination Fee provided for herein is invalid or unenforceable because such amount would be void as a penalty and not reasonably related to actual damages.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01                             Conduct of Business Prior to the Closing.  Subject to the matters included in the Pre-Closing Restructuring and the Interim Management Agreement:

(a)                                 The Seller covenants and agrees that, between the date hereof and the time of the Closing and except as pursuant to any instructions, consent, waiver or approval of Purchaser Parent or the Purchaser, no member of the Target Group shall conduct the Acquired

Business other than in the ordinary course and consistent with prior practice of such member of the Target Group.  Without limiting the generality of the foregoing and except for any actions taken as part of the Pre-Closing Restructuring, the Seller shall cause each member of the Target Group to (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use their reasonable best efforts to (A) preserve intact their business organizations and the business organization of the Acquired Business, (B) keep available to the Purchaser the services of the employees of each member of the Target Group as provided in Section 5, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of each member of the Target Group and the Business, and (D) preserve their current relationships with their customers, suppliers and other persons with which they have had significant business relationships; (iv) exercise, but only after notice to Purchaser Parent or the Purchaser and receipt of Purchaser Parent’s or the Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.17 of the Disclosure Schedule which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be likely to cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement.

(b)                                 Except as described in Section 6.01(b) of the Disclosure Schedule, the Seller covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of Purchaser Parent or the Purchaser, no member of the Target Group will intentionally do any of the things specified in the second sentence of Section 3.12.

(c)                                  The Seller shall not, between the date hereof and the time of the Closing, without the prior written consent of Purchaser Parent or the Purchaser, terminate the Management Agreement (as defined in the IBIS Brand Franchise Agreement) of any of the hotels described in Section 5.03(g) herein due to failure of such hotel to comply with brand audit participation requirements (and not due to any other failure to comply with any other applicable requirements).

Section 6.02                             Access to Information.

(a)                                 From the date hereof until the Closing, upon reasonable notice, the Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel, and shall cause each member of the Target Group and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Purchaser Parent and the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Seller (limited to information related to the Acquired Business) and each other member of the Target Group, and to those officers, directors, employees, agents, accountants and counsel of the Seller and each other member of the Target Group who have any knowledge relating to any member of the Target Group or the Acquired Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of Purchaser Parent and the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of member of the Target Group or the Business (or legible copies thereof) as Purchaser Parent or the Purchaser may from time to time reasonably request.

(b)                                 In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business and each member of the Target Group relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of such member of the Target Group and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(c)                                  In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or any member of the Target Group after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain the books and records of the Seller which relate to the Business, any member of the Target Group or their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make photocopies, at the expense of the Purchaser), during normal business hours, to such books and records.

Section 6.03                             Confidentiality.  Each of Accor Guarantor, the Seller, Purchaser and Purchaser Parent agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to:  (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to the transactions contemplated by this Agreement, or the terms or conditions or any other facts relating thereto, including, without limitation, the existence of the Transaction Documents and the terms and conditions thereof, (b) in the event that Accor Guarantor, the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Purchaser Parent with prompt written notice of such requirement so that Purchaser Parent, the Purchaser or a member of the Target Group may seek a protective order or other remedy or waive compliance with this Section 6.03, and (c) in the event that such protective order or other remedy is not obtained, or Purchaser Parent waives compliance with this Section 6.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, (x) is required to be disclosed pursuant to any Law or Government Order, or (y) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Accor Guarantor, the Seller, or their respective agents, representatives, Affiliates, employees, officers or directors.  The terms of this Section 6.03 shall survive termination of this Agreement for any reason.

Section 6.04                             Regulatory and Other Authorizations; Notices and Consents.

(a)                                 The Seller shall, and shall cause each other member of the Target Group to use its reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement (including the Pre-Closing Restructuring) and the other Transaction Documents to which it is a party, and will cooperate fully with Purchaser Parent and the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.  Each party hereto agrees to make an appropriate filing, if necessary, pursuant to any antitrust Law with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to any applicable antitrust Law.

(b)                                 The Seller shall, or shall cause each other member of the Target Group to, give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents and estoppel certificates as Purchaser Parent or the Purchaser may in its reasonable discretion deem necessary in connection with the transactions contemplated by this Agreement; provided, however, that the Seller shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Seller in its reasonable discretion may deem adverse to the interests of the Seller, any of its Affiliates or any member of the Target Group or the Acquired Business.

(c)                                  Purchaser Parent shall (and shall ensure that the Purchaser shall) cooperate to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Purchaser Parent nor the Purchaser shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Purchaser Parent or the Purchaser in its reasonable discretion may deem adverse to the interests of any member of the Target Group or the Acquired Business.

(d)                                 The Parties agree that, in the event that any consent, approval or authorization necessary for the Acquired Business or each other member of the Target Group, any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which each other member of the Target Group is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser and each member of the Target Group in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.  If such consent, approval or authorization cannot be obtained, the Seller shall use commercially reasonable efforts to provide the Purchaser or the relevant member of the Target Group, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the relevant member of the Target Group shall assume the obligations and burdens thereunder.

Section 6.05                             Notice of Developments.  Prior to the Closing, the Seller shall promptly notify Purchaser Parent and the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets,

Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of any member of the Target Group.

Section 6.06                             Anti-Sandbagging.  If, before Closing, Purchaser Parent or the Purchaser receives a notice from the Seller under Section 6.05(a), or Purchaser Parent or the Purchaser identifies that any of the Seller’s Warranties is untrue, inaccurate or misleading, and the matters described in such notice or such untrue, inaccurate or misleading warranties (without giving effect to any materiality thresholds in such warranties) gives rise to a Material Adverse Effect, then Purchaser Parent or the Purchaser may, by written notice to the Seller, terminate this Agreement without prejudice to any other remedy available to it.  If this Agreement is so terminated then the provisions of Article X shall apply.  If Purchaser Parent and the Purchaser elect not to terminate this Agreement, then, from and after the Closing and notwithstanding the provisions of Article IX, neither Purchaser Parent nor the Purchaser shall have any claim against the Seller with respect to the disclosed fact, matter or circumstance that caused such Seller’s Warranty to be untrue, inaccurate or misleading, unless the Seller has failed to fully and fairly disclose any matters in accordance with Section 6.05(a).

Section 6.07                             Restructuring.  The Seller shall, and shall cause its Affiliates to, use reasonable efforts to complete the Pre-Closing Restructuring promptly and shall ensure that, as soon as practicable after the date hereof, each of the actions set forth in Schedule 4 hereto has been completed (in each case, in form and substance reasonably acceptable to Purchaser Parent).  The Seller shall, and shall cause its Affiliates, (i) to use reasonable efforts to effect promptly the Pre-Closing Restructuring in accordance with the terms and subject to the conditions set forth in Schedule 4, (ii) to keep Purchaser Parent fully and promptly informed as to all material aspects of the Pre-Closing Restructuring, (iii) to permit Purchaser Parent to participate fully in the implementation of the Pre-Closing Restructuring, (iv) to provide Purchaser Parent with all material information relating to the Pre-Closing Restructuring, and such other information as such other party may request, and (v) with respect to any member of the Target Group, not to enter into any agreement or arrangement in connection with the Pre-Closing Restructuring except for the Pre-Closing Restructuring Agreements that have been agreed to by, and in each case, in such form and substance reasonably acceptable to, Purchaser Parent, or to amend, modify or terminate any such Pre-Closing Restructuring Agreement, without the prior written consent of Purchaser Parent.

Section 6.08                             Renovation and Refurbishment of Company Owned Real Property.  The Seller shall ensure that the relevant ICI Transferred Subsidiary shall have completed the renovation and expansion of the hotel facilities specified in Schedule 7 in the manner and by no later than the Closing Date.

Section 6.09                             Release of Indemnity Obligations.  The Seller covenants and agrees, on or prior to the Closing, to execute and deliver to the Purchaser, for the benefit of the Companies and the Transferred Subsidiaries, a general release and discharge, in the form of Exhibit C, releasing and discharging the Companies and the Transferred Subsidiaries from any and all obligations to indemnify the Seller or any Seller Affiliate or otherwise hold it or any Seller Affiliate harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

Section 6.10                             Intercompany Arrangements.  Prior to the Closing, the Seller shall cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 3.15(a)(x) of the Disclosure Schedule, other than those contracts or arrangements set forth in Section 6.10 of the Disclosure Schedule, to be terminated or otherwise amended to exclude the Companies and the Transferred Subsidiaries as parties thereto.

Section 6.11                             Payments on Behalf of Affiliates.  Payments made or received by the Purchaser pursuant to Article II, Article VII or Article IX hereof shall, in appropriate circumstances, be made on behalf of, or received in trust for the benefit of, the relevant Affiliate of the Purchaser.  The Purchaser may direct in writing any such payment to be made by or to the appropriate Affiliate, and the Seller shall comply with any such direction (and the Purchaser shall provide an acknowledgement of the discharge by the Seller of such amount owed to the Purchaser) received at least two Business Days prior to the date such payment is due. Such payment by the Seller shall constitute a proper discharge of obligations owed by it to the Purchaser.

Section 6.12                             Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Transaction Documents to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

Section 6.13                             Guarantee and Undertaking by Accor Guarantor.

(a)                                 Accor Guarantor hereby absolutely, irrevocably and unconditionally (i) undertakes to cause the Seller and its Affiliates to, observe and perform all of the financial obligations of the Seller and any of the relevant Affiliates of the Seller under the Transaction Documents to which the Seller or its Affiliate is a party (the “Seller’s Guaranteed Obligations”); (ii) undertakes not to, and shall ensure that none of the Seller and Seller’s Affiliates shall, take any action or omit to take any action that would result in any breach or violation of any of the Seller’s Guaranteed Obligations or any of the covenants, agreements or obligations of the Seller and its Affiliates set forth in the Transaction Documents; and (iii) undertakes not to, and shall ensure that none of the Seller and Seller’s Affiliates shall, take any action or do or cause anything to be done (A) that would result in any breach or violation by the Seller and Seller’s Affiliates of the Seller’s Guaranteed Obligations or (B) so as to avoid or seek to avoid the observance or performance of any of the Seller’s Guaranteed Obligations.

(b)                                 The Accor Guarantor shall, and shall cause the Seller’s Affiliates to, take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable (including exercising all rights and powers of control over the affairs of any other Person which it is able to exercise, directly or indirectly) to perform, and ensure the performance by the Seller or the Seller’s Affiliates (as applicable) of, the Seller’s Guaranteed Obligations.

(c)                                  To induce Purchaser Parent to enter into this Agreement and the other Transaction Documents to which it is a party, the Accor Guarantor hereby irrevocably and unconditionally agrees (as primary obligor and not only as surety) (i) that promptly on Purchaser

Parent’s demand it will pay to the Purchaser or any of its Affiliates any and all sums of money which the Seller or any of its Affiliates is at any time liable, or expressed to be liable, to pay to the Purchaser or any of its Affiliates under or pursuant to any or all of the Transaction Documents; and (ii) to indemnify and hold harmless the Purchaser or any of its Affiliates on demand from and against any loss incurred by the Purchaser or any of its Affiliates as a result of the obligations of or expressed to be assumed by the Seller or any of its Affiliates under or pursuant to the Transaction Documents being or becoming void, unenforceable or ineffective as against the Seller or any of its Affiliates for any reason whatsoever (whether or not known to Purchaser Parent or any other Person), the amount of such loss being the amount which the Purchaser or its Affiliate would have been entitled to recover from the Seller or its Affiliate.

Section 6.14                             Guarantee and Undertaking by Purchaser Parent.

(a)                                 Purchaser Parent hereby absolutely, irrevocably and unconditionally (i) undertakes to cause the Purchaser and its Affiliates to, observe and perform all financial obligations of the Purchaser and any of the relevant Affiliates of the Purchaser under the Transaction Documents to which the Purchaser or its Affiliate is a Party (the “Purchaser’s Guaranteed Obligations”); (ii) undertakes not to, and shall ensure that none of the Purchaser and Purchaser’s Affiliates shall, take any action or omit to take any action that would result in any breach or violation of any of the Purchaser’s Guaranteed Obligations or any of the covenants, agreements or obligations of the Purchaser and its Affiliates set forth in the Transaction Documents; and (iii) undertakes not to, and shall ensure that none of the Purchaser and Purchaser’s Affiliates shall, take any action or do or cause anything to be done (A) that would result in any breach or violation by the Purchaser and Purchaser’s Affiliates of the Purchaser’s Guaranteed Obligations or (B) so as to avoid or seek to avoid the observance or performance of any of the Guaranteed Obligations.

(b)                                 Purchaser Parent shall, and shall cause the Purchaser and the Purchaser’s Affiliates to, take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable (including exercising all rights and powers of control over the affairs of any other Person which it is able to exercise, directly or indirectly) to perform, and ensure the performance by the Purchaser or the Purchaser’s Affiliates (as applicable) of, the Purchaser’s Guaranteed Obligations.

(c)                                  To induce the Seller to enter into this Agreement and the other Transaction Documents to which it is a party, the Purchaser Parent hereby irrevocably and unconditionally agrees (as primary obligor and not only as surety) (i) that promptly on the Seller’s demand it will pay to the Seller or any of its Affiliates any and all sums of money which the Purchaser or any of its Affiliates is at any time liable, or expressed to be liable, to pay in cash to the Seller or any of its Affiliates under or pursuant to any or all of the Transaction Documents; and (ii) to indemnify and hold harmless the Seller or any of its Affiliates on demand from and against any loss incurred by the Seller or any of its Affiliates as a result of the obligations of or expressed to be assumed by the Purchaser or any of its Affiliates under or pursuant to the Transaction Documents being or becoming void, unenforceable or ineffective as against the Purchaser or any of its Affiliates for any reason whatsoever (whether or not known to the Seller or any other Person), the amount of such loss being the amount which the Seller or its Affiliate would have been entitled to recover from the Purchaser or its Affiliate.

Section 6.15                             No Set-Off.  Purchaser Parent and the Purchaser shall not be entitled to set off any amounts owed by it to the Seller or any Affiliate of the Seller under this Agreement against any amount owed by the Seller or any Affiliate of the Seller to Purchaser Parent or the Purchaser under any other Transaction Document. The Seller shall not be entitled to set off any amounts owed by it to Purchaser Parent or the Purchaser under this Agreement against any amount owed by Purchaser Parent or the Purchaser to the Seller under any other Transaction Document.

ARTICLE VII

TAX MATTERS

Section 7.01                             Indemnity.

(a)                                 The Seller agrees to indemnify and hold harmless the Purchaser Parent, the Purchaser, each member of the Target Group and their respective Affiliates, officers, directors, employees, agents, successors and assigns against all Excluded Taxes other than Taxes that are included as part of the MEB Closing Liabilities or LUB Closing Liabilities reflected on the Closing Statement.

(b)                                 In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to a Pre-Closing Period shall be:

(i)                                     in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Conveyance Taxes described in Section 7.07), deemed equal to the amount which would be payable if the taxable year ended at the end of business on the Closing Date; and

(ii)                                  in the case of Taxes imposed on a periodic basis with respect to the assets of any member of the Target Group or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of the Tax to which the refund relates.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the date of the Closing.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the relevant member of the Target Group.

Section 7.02                             Returns and Payments.

(a)                                 From the date of this Agreement through and after the Closing Date, the Seller shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to members of the Target Group that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same with respect to all other Tax Returns).  In doing so, to the extent that any jurisdiction allows an election to file Tax Returns by closing the books as of the Closing Date, the parties shall agree to make, and to take all required action to cause, such election.  Tax Returns of members of the Target Group not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the relevant member of the Target Group (except to the extent that counsel for the Seller renders a written legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties).  With respect to any such Tax Return required to be filed by the Purchaser or the Seller, the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and, if applicable, a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 7.01(b), together with appropriate supporting information and schedules at least twenty (20) Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return for such party’s review and consent, which review and consent shall be timely and shall not be unreasonably withheld, delayed, or conditioned.

(b)                                 The Seller, shall (i) timely file, or cause to be timely filed, all information and Tax Returns that are due under PRC Law (including, without limitation, pursuant to Circular 698) in connection with the transactions contemplated under this Agreement, (ii) timely pay, or cause to be timely paid, all Taxes due and payable with respect to such information and Tax Returns, and (iii) provide the Purchaser with a copy of such completed information and Tax Returns for their review and consent at least twenty (20) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Returns for the Purchaser’s review and consent, which review and consent shall be timely and shall not be unreasonably withheld, delayed, or conditioned.

(c)                                  Subject to (d) below, the Seller shall pay, or cause to be paid, when due and payable all Taxes with respect to the members of the Target Group for any Pre-Closing Period other than Taxes that are included as part of the Closing Liabilities reflected on the Closing Statement, and the Purchaser shall so pay or cause to be paid Taxes for any Post-Closing Period (subject to its right of indemnification from the Seller by the date set forth in Section 7.05 for Taxes attributable to the portion of any Straddle Period pursuant to Section 7.01(a) and Section 7.01(b)).

Section 7.03                             Refunds.  Any Tax refund or credit for overpayment of Taxes (including any interest with respect thereto received from a Tax Authority) relating to any member of the Target Group for any Pre-Closing Period shall be the property of the Seller, and if received by the Purchaser or any member of the Target Group shall be paid over promptly to the Seller; provided, however, that if a Taxing Authority subsequently disallows any refund with respect to which the Seller has received a payment pursuant to this sentence, the Seller shall promptly pay to the Purchaser (or pay directly to the Tax Authority) the full amount of such refund (including any interest payable to the tax authorities with respect thereto).

Notwithstanding the foregoing, any Tax refund (or equivalent benefit to the Seller through a reduction in Tax liability) for any Pre-Closing Period arising out of the carryback of a loss of credit incurred by any member of the Target Group in any Post-Closing Period shall be the property of the Purchaser and, if received by the Seller, shall be paid over promptly to the Purchaser.

Section 7.04                             Contests.

(a)                                 After the Closing, the Purchaser shall promptly notify the Seller in writing of (i) the initiation of any audit or other examination by a taxing authority of any Pre-Closing Period and (ii) any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or any member of the Target Group which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII; provided, however, that the failure to give such notice will not affect the Purchaser’s right to indemnification under this Article VII except to the extent, if any, that such failure to promptly provide notice materially affected the ability of the Seller to successfully avoid or materially reduce the Tax liability in question.

(b)                                 In the case of an audit or administrative or judicial proceeding that relates to Pre-Closing Period, the Seller shall have the right at its expense to participate in and control the conduct of such audit or proceeding; the Purchaser also may participate, at its own expense, in any such audit or proceeding, provided that the Purchaser may not settle such audit or proceeding without the Purchaser’s consent if the Seller does not agree prior to entering into such settlement to pay the resulting Tax.  I If the Seller does not assume the control of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding, subject to the Seller’s consent, which shall not be unreasonable withheld or delayed.  In the event that issues relating to a potential adjustment are required to be contested in the same audit or proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues, except to the extent that it would be harmful to the Seller.

(c)                                  With respect to issues relating to a potential adjustment for which both the Seller and the Purchaser or any member of the Target Group could be liable, (i) both the Seller and the Purchaser may participate in the audit or proceeding and (ii) the audit or proceeding shall be controlled by the Purchaser, and the Seller and Purchaser shall take commercially reasonable efforts to separate such audit or proceeding so that issues relating to each of them can be handled separately.  The principle set forth in this Section 7.04(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VII by the Purchaser and the Seller.

(d)                                 With respect to any Tax audit or proceeding for a Pre-Closing Period, neither the Purchaser nor the Seller shall enter into any compromise or agree to settle any claim pursuant to such audit or proceeding which would adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent shall be timely and shall not be unreasonably withheld, delayed or conditioned.

The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause its Affiliates to cooperate, in the defense against or compromise of any claim in any such audit or proceeding.

Section 7.05                             Time of Payment.  Payment by the Seller of any amounts due under this Article VII in respect of Taxes shall be made (a) at least three (3) Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a taxable period ending after the date of the Closing for which the Seller is responsible under Section 7.01(a) and Section 7.01(b) without regard to whether the Tax Return shows overall net income or loss for such period or (b) within three (3) Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a Taxing Authority.  If liability under this Article VII is in respect of costs or expenses other than Taxes, payment by the Seller of any amounts due under this Article VII shall be made within five (5) Business Days after the date when the Seller has been notified by the Purchaser that the Seller has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

Section 7.06                             Tax Cooperation and Exchange of Information.  The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause its Affiliates to provide such cooperation and information) in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes, (c) participating in or conducting any audit or other proceeding in respect of Taxes, or (d) making representations to or furnishing information to parties subsequently desiring to purchase any part of the Target Shares, the Assets, the Business, or Purchaser’s interest in any members of the Target Group from the Purchaser.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Taxing Authorities.  The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.06.  Notwithstanding anything to the contrary in Section 6.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of any member of the Target Group for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax Returns.  After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 7.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 7.07                             Conveyance Taxes.  All Conveyance Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by the Purchaser and 50% by the Seller. If a Tax Return is required, the party that has the primary obligation to file any Tax Return that is required to be filed in respect of any Transfer Taxes (the “Filing Party”) shall prepare and file such return after providing the other party the opportunity to review and approve the return (which approval shall not be unreasonably withheld, delayed or conditioned).  The Filing Party shall, subject to reimbursement from the other party, as provided in this Section 7.07, pay (or cause to be paid) the Taxes shown on such Tax Return and the other party shall reimburse the Filing Party for its share of such Conveyance Taxes by wire transfer of immediately available funds no later than five days after receipt of written notice (or notice delivered by electronic communication) from the Filing Party that any such Conveyance Tax is required to be paid to the applicable Governmental Authority.  The parties agree to cooperate with each other in connection with the preparation and filing of any such Tax Returns, in obtaining all available exemptions from such Transfer Taxes, and in timely providing each other with resale certificates or other documents necessary to satisfy any such exemptions.

Section 7.08                             Miscellaneous.

(a)                                 The Parties agree to treat all payments made by any of them to or for the benefit of any other Party (including any payments to any member of the Target Group) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

(b)                                 Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Purchaser and each member of the Target Group pursuant to this Article VII, and the representations and warranties contained in Section 3.22, shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(c)                                  From and after the date of this Agreement, the Seller shall not, without the prior written consent of Purchaser Parent or the Purchaser (which may, in its reasonable discretion, withhold such consent), (i) make, or cause or permit to be made, any Tax election that would affect any member of the Target Group; (ii) request a Tax ruling or enter into any material closing agreement, agree to an extension of the statute of limitations with respect to the assessment or collection of a material amount of Taxes; (iii) surrender any material claim for a material refund of Taxes; (iv) file any Tax Return in a manner that is materially inconsistent with past custom and practice, amend any material Tax Return; or (v) make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax from those employed in the preparation of its most recent Tax Return.

(d)                                 For purposes of this Article VII, “the Purchaser” and “the Seller,” respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Companies and the Transferred Subsidiaries, except to the extent expressly referenced).

(e)                                  The Purchaser shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VII.

(f)                                   Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by this Article VII.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01                             Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations, Warranties and Covenants.  (i) The representations and warranties of Purchaser Parent contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of that date, in each case, with the same force and effect as if made as of the Closing, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser or Purchaser Parent on or before the Closing shall have been complied with in all material respects;

(b)                                 No Proceeding or Litigation.  No Action shall have been commenced by or before any Governmental Authority against the Seller, any member of the Target Group or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which would render it impossible or unlawful to consummate such transactions; provided, however, that this Section 8.01(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action;

(c)                                  Consents and Approvals.  The Purchaser and the Seller shall have received all authorizations, consents, orders and approvals of all Governmental Authorities and officials for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(d)                                 Transaction Documents.  Each of the Transaction Documents shall have been duly and validly executed by the Purchaser, Purchaser Parent and any Purchaser Party (to the extent it is a party thereto);

(e)                                  Anti-Trust.  The Parties (or their Affiliates) shall have received the Competition Clearance, or the applicable waiting periods (and any extension thereof) under the Anti-Monopoly Law shall have expired or shall have been terminated and no investigation shall have been instituted thereunder; and

(f)                                   Securities Purchase Agreement.  Each of the conditions set out in Section 3 of the Securities Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 8.02                             Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Representations, Warranties and Covenants.  (I) (1) the Seller’s Warranties that are made as of the date hereof or as of a specific date: (i) that are qualified by “material”, “materiality”, “Material Adverse Effect” or other terms of similar import (“Materiality Qualifiers”) shall be true and correct in all respects, or (ii) that are not qualified by Materiality Qualifiers shall be true and correct in all material respects, in each case when made or as of the specific date made; (2) the Seller’s Warranties that are not made as of a specific date as updated by any matters disclosed by the Seller under Section 6.05 (“Subsequent Disclosed Events”) (i) that are qualified by Materiality Qualifiers shall be true and correct as of the Closing in all respects, or (ii) that are not qualified by Materiality Qualifiers shall be true and correct as of the Closing in all material respects, and (3) the Subsequent Disclosed Events shall not have, individually or in the aggregate, caused or resulted in a Material Adverse Effect; and (II) the Seller, Accor Guarantor, and each Seller Affiliate shall have performed and complied in all material respects with all, and not be in material breach or default under any, agreements, covenants and obligations contained in this Agreement or any of the Transaction Documents that the Seller, Accor Guarantor or any relevant Seller Affiliate is required to perform or comply with on or before the Closing Date.

(b)                                 No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority against the Seller, any member of the Target Group or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which would render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect;

(c)                                  Anti-Trust. The Parties (or their Affiliate) shall have received the Competition Clearance, or the applicable waiting periods (and any extension thereof) under the Anti-Monopoly Law shall have expired or shall have been terminated and no investigation shall have been instituted thereunder;

(d)                                 Consents and Approvals.  The Purchaser and the Seller shall have received (i) all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates required to effect the Pre-Closing Restructuring (including (A) all of the Governmental Approvals and Third Party Consents set forth in Section 3.09 of the Disclosure Schedule and (B) all of the Pre-Closing Restructuring Approvals); and (ii)  all authorizations, consents, orders and approvals of all Governmental Authorities and officials necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(e)                                  Pre-Closing Restructuring.  The Purchaser shall have received evidence reasonably satisfactory to it that transactions set forth in Schedule 4 shall have been effected in accordance with the terms and subject to the conditions set forth therein, including without limitation, (A) true and complete copies of all agreements, instruments and other documents executed or delivered in connection with the Pre-Closing Restructuring, and (B) true and complete copies of all the resolutions duly and validly adopted by the board of directors of the parties to the relevant transfer or other transaction, evidencing their respective authorization of the execution and delivery of any and all agreements and legal documents requisite for the effect of such transaction, and (C) the amended business license of each Transferred Subsidiary issued by the competent Governmental Authorities supervising such Transferred Subsidiary, evidencing the ownership of the equity interest in such Transferred Subsidiary by NewCo1 PRC or NewCo2 PRC, as the case may be;

(f)                                   Transaction Documents.  Each of the Transaction Documents shall have been duly and validly executed by the parties thereto (other than the Purchaser, Purchaser Parent and any Purchaser Party); and

(g)                                  Franchisor Registration.  NewCo1 PRC shall have completed the franchisor registration (特许人备案) for Ibis in accordance with applicable PRC Laws.

ARTICLE IX

INDEMNIFICATION

Section 9.01                             Survival of Representations and Warranties.

(a)                                 The representations and warranties of the Seller contained in this Agreement and the Transaction Documents shall survive the Closing until the date being 18 months following the Closing (“End Date”); provided, however, that (i) the representations and warranties made pursuant to Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.26 shall survive indefinitely, (ii) the representations and warranties made pursuant to Section 3.22 shall survive until 90 days after the expiration of the relevant statute of limitations for the liabilities in question, and (iii) insofar as any claim is made by Purchaser Parent or the Purchaser for the breach of any representation or warranty of the Seller contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing or attributable to activities or omissions that occur on or prior to the Closing, such representations and warranties shall, for purposes of such claim by Purchaser Parent or the Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims shall. Subject to Section 6.06, neither the period of survival nor the liability of the Seller with respect to their representations and warranties shall be reduced by any investigation made at any time by or on behalf of Purchaser Parent or the Purchaser.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Purchaser Parent or the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)                                 The representations and warranties of the Purchaser Parent contained in this Agreement and the other Transaction Documents shall survive the Closing until the End Date; provided, however, that the representations and warranties made pursuant to Section 4.01 shall survive indefinitely.  Neither the period of survival nor the liability of the Purchaser Parent with respect to its representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to Purchaser Parent, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

Section 9.02                             Indemnification by the Seller.  From and after Closing, Purchaser Parent, the Purchaser and their respective Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them which have been agreed or determined by (x) settlement between the Seller and Purchaser, (y) legal or arbitration proceedings between the Seller and the Purchaser which judgment has been given for the Purchaser and where such judgment or award is either no longer subject to appeal or has not been applied with a period of 60 days after the date of the relevant judgment (whichever is earlier), or (z) the enforcement of any such settlement referred to in (x) or (y) (hereinafter a “Loss”), arising out of or resulting from:

(a)                                 (i) the failure of any of the Seller’s Warranties to be true and correct as of the date hereof, (ii) the failure of any of the Seller’s Warranties, subject to any Subsequent Disclosed Event, to be true and correct as of Closing with the same force as if made as of the Closing, (iii) the failure of any representation or warranty made by the Seller or any Seller Affiliate contained in the Securities Purchase Agreement or the NewCo2 Subscription Agreement to be true and correct as of the date hereof, and (iv) the failure of any representation or warranty made by the Seller or any Seller Affiliate contained in the Securities Purchase Agreement or the NewCo2 Subscription Agreement to be true and correct as of Closing (as defined in the Securities Purchase Agreement (“SPA Closing”)) with the same force as if made as of the SPA Closing (in each case, the determination of whether such breach or failure occurred and the calculation of Losses to be made without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein);

(b)                                 the breach of any covenant or agreement by the Seller or any of its Affiliates contained in this Agreement, the Securities Purchase Agreement or the NewCo2 Subscription Agreement; or

(c)                                  any Liabilities of the MEB Entities arising prior to the Closing, (i) not reflected or reserved against or disclosed on the Financial Statements; (ii) incurred since the Balance Sheet Date not in the ordinary course of business; or (iii) incurred in connection with the Pre-Closing Restructuring.

To the extent that the Seller’s undertakings set forth in this Section 9.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

Section 9.03                             Indemnification by the Purchaser.  From and after Closing, the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(a)                                 (i) the failure of any of the warranties set out in Article IV to be true and correct as of the date hereof,  (ii) the failure of any of the warranties set out in Article IV to be true and correct as of Closing with the same force as if made as of the Closing, (iii) the failure of any representation or warranty made by the Purchaser Parent contained in the Securities Purchase Agreement or the NewCo2 Subscription Agreement to be true and correct as of the date hereof, and (iv) the failure of any representation or warranty made by the Purchaser Parent contained in the Securities Purchase Agreement or the NewCo2 Subscription Agreement to be true and correct as of SPA Closing, subject to any Subsequent Disclosed Events (as defined in the Securities Purchase Agreement), as of SPA Closing with the same force as if made as the SPA Closing (in each case, the determination of whether such breach or failure occurred and the calculation of Losses to be made without giving effect to any limitations as to materiality set forth therein); or

(b)                                 the breach of any covenant or agreement by the Purchaser, Purchaser Parent or any of their Affiliates contained in this Agreement, the Securities Purchase Agreement or the NewCo2 Subscription Agreement.

To the extent that the Purchaser’s undertakings set forth in this Section 9.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

Section 9.04                             Limits on Indemnification.

(a)                                 The Seller shall have no liability under Section 9.02 for any claim for indemnification in respect of Purchaser Indemnified Parties’ Losses, and the Purchaser shall not have any liability under Section 9.03 for any claim for indemnification in respect of Seller Indemnified Parties’ Losses, (i) which individually (except that if the Losses are a series of related Losses, then in the aggregate) are less than $100,000 (the “De Minimis Amount”) (provided that in the event that the amount of any Loss with respect to such individual claim, or series of related Losses exceeds the De Minimis Amount, subject to the limitations in (ii), indemnification shall be made from the first dollar of Losses resulting from such claim not withstanding that any individual claim may involve a Loss of less than the De Minimis Amount,) and (ii) until the aggregate amount of the respective Indemnified Parties’ Losses associated with indemnification claims under such Section exceeds $1,000,000 (the “Deductible Amount”), after which the Indemnifying Party shall be obligated for all such Indemnified Parties’ Losses, and not only the portion of such Losses exceeding the Deductible Amount. The maximum liability of each Indemnifying Party under Section 9.02 shall not exceed $80,000,000 (the “Cap”). The provisions of this Section 9.04 shall not apply with respect to indemnification for (x) breach of any covenant or agreement, or (y) Taxes.

(b)                                 The Seller shall have no liability under Section 9.02 for any claim for indemnification in respect of Purchaser Indemnified Parties’ Losses, and the Purchaser shall not have any liability under Section 9.03 for any claim for indemnification in respect of Seller Indemnified Parties’ Losses, (i) to the extent that such Losses result solely and exclusively from the Indemnified Party undertaking any action required to be taken pursuant to a covenant or obligation applicable to the Indemnifying Party set forth in this Agreement (including without limitation the Pre-Closing Restructuring or pursuant to the Interim Management Agreement), and (ii) directly resulting from any actions taken by the Indemnifying Party pursuant to and in accordance with any written instruction, consent, approval or waiver given by the Indemnified Party.

(c)                                  Notwithstanding any other provision of this Agreement, the limitations in Section 9.04(a) shall not qualify or limit the liability of an Indemnifying Party in relation to (i) any of those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04 or Section 4.01 hereof, or Clauses 4.1, 4.2, 4.6 or 5.1 of the Securities Purchase Agreement, or (ii) any claim under any representation or warranty that is attributable to fraud, willful dishonesty or willful concealment on the part of the Indemnifying Party.

(d)                                 Payments by an Indemnifying Party pursuant to Section 9.02 or Section 9.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, (promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses (net of any reasonable direct related costs incurred by the Indemnified Party in pursuing such claims, including any Taxes on such costs and expenses) for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses); provided that payments in respect of Losses shall not be reduced by this Section 9.04(d) in respect of insurance deductibles actually paid by the Indemnified Party.

Section 9.05                             Notice of Loss; Third Party Claims.

(a)                                 An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises and setting forth in reasonable detail the basis for such right of indemnification.

(b)                                 If an Indemnified Party shall receive notice of any Action, audit, demand or assessment against it or which may give rise to a claim for Loss under this Article IX (each, a “Third Party Claim”), within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by (i) the respective Indemnifying Party without the prior written consent of the respective Indemnified Party, or (ii) by the respective Indemnified Party without the prior written consent of the respective Indemnifying Party.

Section 9.06                             Securities and Purchase Agreement; the NewCo2 Subscription Agreement.

(a)                                 The Parties are entering into this Agreement in conjunction with the Securities Purchase Agreement and the NewCo2 Subscription Agreement, and accordingly the Parties shall, as a term of this Agreement, comply with their respective obligations under the Securities Purchase Agreement and the NewCo2 Subscription Agreement, and any breach by either Party thereunder shall be considered a breach of this Agreement.

(b)                                 For the purposes of calculating any Losses incurred by the Seller under the Securities Purchase Agreement and any applicable remedies, such Losses shall be calculated based on the purchase by the Seller of the Purchased Shares and Top-Up Shares (as defined in the Securities Purchase Agreement), as if all representations in the Securities and Purchase Agreement were given with respect to the Purchased Shares and the Top-Up Shares.

Section 9.07                             Exclusive Remedies.  Subject to Section 11.10, the parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all Losses (other than as set forth below) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, the Securities Purchase Agreement or the NewCo2 Subscription Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, each party hereby waives, following the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the Target Shares, the Target Group, the Transferred Subsidiaries or to the subject matter of this Agreement, the Securities Purchase Agreement or the NewCo2 Subscription Agreement it may have against the other parties hereto and their Affiliates and each of Purchaser Indemnified Party or Seller Indemnified Party (as the case may be) arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX.  Nothing in this Section

9.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.  For the avoidance of doubt, nothing in this Article IX shall limit either party’s right to bring a claim, whether in Law or equity, arising from or relating to (i) fraud, criminal activity or willful misconduct, (ii) any breach of any representation, warranty, covenant, agreement or obligation set forth in or otherwise relating to the subject matter of any of the other Transaction Documents, or (iii) Tax matters, and the limitations in Section 9.04 shall not apply to any such claim.

ARTICLE X

TERMINATION

Section 10.01                      Termination.  This Agreement will terminate automatically on termination the Securities Purchase Agreement and may also be terminated at any time prior to the Closing:

(a)                                 by Purchaser Parent if, between the date hereof and the Closing: (i) any representations and warranties of the Seller contained in this Agreement (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality “ or “Material Adverse Effect” shall not have been true and correct when made, (ii) the Seller or Accor Guarantor shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it, or (iii) the Seller, Seller Parent, Accor Guarantor, any Company or any Transferred Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller, Seller Parent, Accor Guarantor, any Company or any Transferred Subsidiary seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Law relating to bankruptcy, insolvency or reorganization;

(b)                                 by the Seller if, between the date hereof and the Closing the Purchaser or Purchaser Parent makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser or Purchaser Parent, any Company or any Transferred Subsidiary seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Law relating to bankruptcy, insolvency or reorganization

(c)                                  by either the Seller or Purchaser Parent if the Closing shall not have occurred by the date being 15 months following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)                                 by either Purchaser Parent or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or the

Securities Purchase Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or

(e)                                  by the mutual written consent of the Seller and the Purchaser.

Section 10.02                      Effect of Termination.  In the event of termination of this Agreement the Securities Purchase Agreement and the NewCo2 Subscription Agreement, all rights and obligations of the Parties shall cease immediately upon termination except that (i) termination will not affect the then accrued rights and obligations of the Parties (including the right to damages for breach, if any, given rise to the termination and nay other pre-termination breach by any Party), and (ii) termination will be without prejudice to the continued application of Article XI, Section 6.03, and any provision of this Agreement, the Securities Purchase Agreement and the NewCo2 Subscription Agreement, which is expressed to come into effect on, or to continue in effect after, that termination (and all provisions relevant to the interpretation and enforcement thereof), will remain in full force and effect.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01                      Expenses.

(a)                                 Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants (“Expenses”), incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Closing shall have occurred.  The Seller will cause each the Companies and the Transferred Subsidiaries not to incur any out-of-pocket expenses in connection with this Agreement.

(b)                                 The costs incurred by the Seller and its Affiliates in respect of the Pre-Closing Restructuring (including but not limited to all professional fees and expenses) shall be borne by the Seller, except for the costs of incorporation and related fees in respect of the incorporation of NewCo1 and NewCo1 PRC which shall be borne equally by the Seller and Purchaser.  The allocation of Conveyance Taxes, including without limitation stamp duty payable on the transfer to the Purchaser of the Ibis China Investment Shares and the NewCo1 Shares, shall be borne by the Parties as provided in Section 2.09 and Section 7.07.

Section 11.02                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given or made when received by delivery in person, by an internationally recognized overnight courier service, by facsimile or email transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	if to Accor Guarantor or the Seller:

	Address:	Room 803, 8th Floor, Axa Center, 151 Gloucester Road, Wanchai, Hong Kong
	Email:	kim.mooney@accor.com
	Facsimile:	+65 6820 7081
	Attention:	Kim Mooney

with a copy to:

	Address:	Proskauer Rose LLP
Eleven Times Square
(Eighth Avenue & 41st Street)
New York, NY 10036-8299

	Email:	jhorwitz@proskauer.com
	Facsimile:	+1 212-969-2900
	Attention:	Jeffrey A. Horwitz

&

	Address:	Proskauer Rose
17/F, Two Exchange Square
8 Connaught Place, Central
Hong Kong

	Email:	ytal@proskauer.com
	Facsimile:	+852 3410 8001
	Attention:	Yuval Tal

(b)	if to Purchaser Parent or the Purchaser:

c/o Offshore Codan Trust Company (Cayman) Limited
Cricket Square, Hutchins Drive
PO Box 2681
Grand Cayman KY1-1111
Cayman Islands

with a copy to:

Shearman & Sterling LLP
12/F East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing 100022, P.R. China
Email: Lee.Edwards@shearman.com
Facsimile: +86 10 6563 6001
Attention: Lee Edwards Esq.

Section 11.03                      Public Announcements.  Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, unless otherwise required by Law or applicable stock exchange regulation, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 11.04                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.05                      Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 11.06                      Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of each party) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more wholly owned Subsidiaries of Purchaser Parent without the consent of the Seller.

Section 11.07                      Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties or (b) by a waiver in accordance with Section 11.08.

Section 11.08                      Waiver.  Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (c) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.09                      No Third Party Beneficiaries.  Except for the provisions of Article IX relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller or the Purchaser, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 11.10                      Specific Performance.  The Seller acknowledges and agrees that the Purchaser and Purchaser Parent would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Seller could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Purchaser or Purchaser Parent may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 11.11                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong without regard to the conflict of laws rules stated therein.

Section 11.12                      Arbitration.

(a)                                 In the event of any controversy or dispute between or among the Parties and any other persons executing this Agreement arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, and any question as to whether a particular dispute is arbitrable hereunder, the relevant parties shall attempt, promptly, diligently and in good faith, to resolve any such controversy or dispute by attending a meeting to discuss such dispute.  If the Parties are unable to resolve any such controversy or dispute within a reasonable time (but in no event exceeding sixty calendar days) of one Party giving notice in writing to the other requesting that amicable settlement be attempted, then either Party may require, by making a submission (the date of such submission, the “Submission Date”) to the Hong Kong International Arbitration Center (“HKIAC”) in Hong Kong that the controversy or dispute be finally resolved by binding arbitration administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this

Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained and as amended below (the “Arbitration Rules”):

(i)                                     The arbitration proceedings shall be conducted in Hong Kong.

(ii)                                  The arbitration tribunal shall consist of three arbitrators, one appointed by each Party.

(iii)                               A third arbitrator shall be appointed by agreement between the Parties within thirty days of the Submission Date, and if such Parties fail to jointly appoint the third arbitrator he shall be appointed in accordance with the Arbitration Rules.

(iv)                              The arbitration proceedings shall be conducted in English.

(v)                                 All costs of arbitration (including arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(vi)                              All arbitration awards shall be final and binding.

(vii)                           The Parties irrevocably waive any objection which they may have now or hereafter to the laying of the venue of any suit, action or proceedings in arbitration as is referred to this clause and any claim that any such proceedings have been brought in an inconvenient or inappropriate forum.

(b)                                 HKIAC shall have exclusive jurisdiction with regard to all claims arising under or relating to this Agreement.  Notwithstanding the foregoing, in the event that either Party desires to seek an emergency temporary restraining order and/or preliminary injunction, the sixty day mediation period above shall not apply, and said Party may, but shall not be required to, seek such provisional remedy in the courts of Hong Kong (and the parties irrevocably consent to the jurisdiction of such courts) or any other relevant jurisdiction in aid of the arbitration proceeding in order to prevent a continuing violation of the Agreement.

(c)                                  The Parties hereby waive in any legal proceedings concerning or arising out of any such arbitration, including without limitation proceedings to compel arbitration, stay litigation, issue interim measures of protection including attachments, issue an injunction prior to the constitution of the arbitral tribunal, recognize or enforce an arbitral award, or enforce a court judgment issued on an arbitral award (“Ancillary Proceedings”) any defense of lack of personal jurisdiction or forum non conveniens or other similar doctrine and further irrevocably agree that decision in arbitration as provided above shall be conclusive and binding upon the Parties and may be enforced in the courts of any jurisdiction.

(d)                                 All costs of arbitration or any Ancillary Proceedings (including arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne by the losing Party.

(e)                                  All arbitration awards shall be final and binding and may be enforced in the courts of any jurisdiction.  The Parties agree that, if enforcement of the award (following confirmation by a Hong Kong court) is sought in China, neither Party shall challenge the award or its enforceability in any court in China, if the award has been recognized by a Hong Kong court.

(f)                                   Each Party and any other person executing this Agreement hereby unconditionally and irrevocably: (1) agrees that, should any legal action or arbitral proceeding be brought against it in relation to a dispute arising under or related to this agreement, no immunity (sovereign or otherwise) from such legal action or arbitral proceeding shall be claimed by or on behalf of itself and is hereby waived to the maximum extent permitted by law; (2) consents generally to the maximum extent permitted by law in respect of the enforcement of any order, judgment or arbitral award against it in any relevant proceedings, to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, to the maximum extent permitted by law, the making, enforcement or execution against or in respect of any property used for commercial activity whatsoever; and (3) expressly disavows and waives to the maximum extent permitted by law any right to claim sovereign immunity in connection with any proceedings to compel arbitration or any proceedings to enforce or execute upon any arbitral award arising under or related to this agreement.

Section 11.13                      Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 11.14                      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

THE COMMON SEAL of	)
AAPC HONG KONG LIMITED	)
was hereunto affixed in accordance with its articles of association	)	Common Seal
)
)
	)	/s/ Kim Mooney
Name: Kim Mooney
in the presence of:		Title: Director
Witness Signature:	/s/ Natta Charoennaew

Name:	Natta Charoennaew

Address:	Blk 203 Serangoon Central # 05-80 Singapore 550203

Occupation:	Legal Assistant

PURCHASER PARENT

Solely with respect to the guarantee and other obligations under Article VI :

THE COMMON SEAL of	)
CHINA LODGING GROUP, LIMITED	)
was hereunto affixed in accordance with its articles of association	)	Common Seal
)
)
	)	/s/ Qi Ji
Name: Qi Ji
in the presence of:		Title: Chairman of the Board and CEO
Witness Signature:	/s/ Yuewu Rong

Name:	YUEWU RONG

Address:	2266 Hongqiao Road, 200336 Shanghai China

Occupation:	Legal Director

ACCOR GUARANTOR

Solely with respect to the guarantee and other obligations under Article VI:

THE COMMON SEAL of	)
AAPC SINGAPORE PTE. LTD.	)
was hereunto affixed in accordance with its articles of association	)	Common Seal
)
)
/s/ Michael Issenberg
in the presence of:		Name: Michael Issenberg
Title: Director
Witness Signature:	/s/ Natta Charoennaew

/s/ Kim Mooney
Name:	Natta Charoennaew	Name: Kim Mooney
Title: Director
Address:	Blk 203 Serangoon Central # 05-80 Singapore 550203

Occupation:	Legal Assistant

SCHEDULE 1

DETAILS OF HOTELS UNDER SELLER BRANDS

SCHEDULE 2

REAL PROPERTY

SCHEDULE 3

TRANSFERRED SUBSIDIARIES

SCHEDULE 4

PRE-CLOSING RESTRUCTURING

SCHEDULE 5

PRE-CLOSING RESTRUCTURING APPROVALS

SCHEDULE 6

DISCLOSURE SCHEDULE

SCHEDULE 7

RENOVATION AND REFURBISHMENT OF CERTAIN IBIS HOTELS

SCHEDULE 8

RETAINED HOTELS

Exhibit A : NewCo2 Shareholders Agreement

Exhibit B : Retained Hotels Management Agreement

Exhibit C : Form of Release and Discharge

Exhibit D : Form of Unwind Agreement

Exhibit E : Voting and ROFR Agreement

Exhibit F : Brand Franchise Agreements

Exhibit G : MEB Master Brand Agreement

Exhibit H : Registration Rights Agreement

Exhibit I : Interim Management Agreement

Exhibit J : Terms of Loyalty and Collaboration Agreement

Exhibit K : Pro Forma Statement

Exhibit L : Loan Schedule

Exhibit M: LUB Brand Use Fees